1.   Annual report on Form 10KSB for calendar year ended December 31, 1998.



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-KSB

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended: December 31, 1998 OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

Commission file number: 33 14707 NY

                                    CBQ, Inc.
             (Exact name of registrant as specified in its charter)

           Colorado                                              84 1047159
 (State or other jurisdiction)                               (I.R.S. employer)
of incorporation or organization                           identification number

 4851 Keller Springs Rd., Ste. 213, Dallas, Texas                  75248
    (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code:(972) 732 1100

Securities registered pursuant to Section 12(b) of the Act: None

Securities  registered pursuant to Section 12(g) of the Act: None

                         Common Stock, $.0001 Par Value
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes X No

Indicate by check mark if disclosure of delinquent filers pursuant to Rule 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing: On April 9, 1999, the closing inside bid and asked prices for the shares of common stock of registrant, which is the sole voting stock outstanding of registrant, were $3.50 and $4.37, respectively. On that date, there were 21,275,332 shares of common stock outstanding. Affiliates held 3,653, 114 shares of this stock; thus, the aggregate market value of the voting stock held by non-affiliates approximated $14,375,004.

Registrant had no revenues in 1998.

Indicate the number of shares outstanding of each of the registrant's classes of common stock as of the latest practicable date: As of April 9, 1999, there were approximately 21,275,332 shares outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

List hereunder the documents incorporated by reference and the Part of this Form 10-KSB into which the document is incorporated: None.

PART I

Item 1. Description of Business:

Acquisition of CyberQuest, Inc.

On November 19, 1998, Freedom Funding, Inc., a Colorado corporation (Company), entered into a reorganization agreement (Reorganization Agreement) with CyberQuest, Inc., a Colorado corporation (CyberQuest), and the shareholders of CyberQuest pursuant to which the Company acquired all of the outstanding proprietary interest of CyberQuest in a stock for stock exchange which resulted in CyberQuest becoming a wholly owned subsidiary of the Company and the shareholders of CyberQuest acquiring control of the Company through their stock ownership.

The Reorganization Agreement called for the immediate change of the name of the Company to CBQ, Inc., and the immediate effectuation of a reverse one for four (1:4) common share split. The Company completed this process during December, 1998. All further references in this report are to post split share figures.

The Company, under the Reorganization Agreement, issued 18,000,000 common shares and 70,000 shares of the Class A: Redeemable, Convertible Preferred Stock of the Company to the shareholders of CyberQuest in exchange for the issued and outstanding shares of this subsidiary. Pursuant to the Reorganization Agreement the existing director and sole executive officer resigned and the Company appointed Messrs. Michael Sheriff (Chairman), James E. Malone and R.J. Pipes as directors. Mr. Sheriff was then appointed Chief Executive Officer, Mr. Malone President and Treasurer and Mr. William J. Flannery Secretary.

The Series A Preferred Stock issued under the Reorganization Agreement consists of 70,000 shares with a stated price of $10 per share, and has the following features: (a) Dividend None. (b) Conversion None. (C) Redemption Elective and cumulative as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share; (2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of (y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; and (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and (3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share. (d) Liquidation Preference None. (e) Sinking Fund None. (f) Voting Rights None. (g) Additional Provisions In the event that the Company offers and sells at any time during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share on a private, non registered basis, the Company will grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing the acquisition of one share of common stock for each ten shares of common stock issued and sold. The warrant will be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.

Acquisition of Reliance Technologies

On March 15, 1999, the Company acquired Reliance Technologies, Inc., a privately held Texas corporation (Reliance Technologies), soley in exchange for 1,000,000 shares of common stock. Further, the Company established a stock option plan for the employees of Reliance Technologies which will allow them to acquire up to 100,000 shares of common stock at market when the options are granted. The Company further agreed that it would fund the business plan of Reliance Technologies in the cumulative amount of $250,000 within twelve months of the closing date. Funded means that the Company will have arranged equity financing or have provided equipment or services from outside suppliers. If the Company does not fund or arrange this funding, Reliance Technologies has the right, but not the obligation, to rescind the acquisition agreement. If rescinded, all Company shares issued will be returned to treasury and all monies actually funded will be returned. The addition of Reliance Technologies gave the Company the technical know how to run the hardware and software in its business.

Acquisition of Ypay:

The Company has agreed to acquire an interest in an entity owned by Mr. Sheriff. Initially, the Company agreed to issue 1,000,000 shares of common stock to Mr. Sheriff in exchange for 20% of an internet ISP which proposes to provide free internet access, with the remaining 80% to be acquired when the Company had arranged approximately $25,000,000 in funding to develop the business of the ISP. The Company and Mr. Sheriff are presently renegotiating this acquisition.

Summary of CyberQuest's Business:

     Internet Opportunity: Businesses have aggressively begun to use the Internet as a fourth channel of distribution. Inter company electronic commerce, propelled by the popularity of the World Wide Web (Web) and its perceived value in cost savings, reduced order processing time and better information flow, is expected to reach $3.2 trillion in goods and services by the year 2003, according to Forrester Research, a recognized independent research firm. This best case estimate is predicted if public and private synergy make buying and selling on the Internet simple, secure and internationally viable . . . Forrester defines E Commerce as the trade of goods and services in which the final order is placed over the Internet.

     Business to Business Internet Fundamentals: Management believes that business entities must, in order to overcome the inefficiencies of traditional sourcing and selling methods and to increase profits, accomplish the following:

      Streamline Complex, Multi tiered Distribution Channels
      Aggregate Fragmented Customer Bases
      Reduce Excess Inventory
      Avoid Channel Conflicts
      Lower Sales and Marketing Costs
      Lower Distribution Costs
      Improve Cash Flow
      Improve Pricing Data

The Bid4itTM Virtual Marketplace: Bid4it (www.bid4it.com), the newest CyberQuest E Commerce site, is designed to serve as an efficient, market driven sales channel for industrial and consumer products over the Web and to address the business drivers of corporate purchasing, resellers and consumers alike. The bid4it on line Virtual Marketplace, modeled after NASDAQ, represents a new sales format. Management believes that bid4it will be widely accepted because it leverages the unique characteristics of the Internet to overcome the inefficiencies of traditional sales and procurement channels.

Opportunity exists for a first mover company to establish a channel which aggregates buyers and sellers and offers the advantages and benefits of scale for both. Management believes that users will quickly accept bid4it due to its easy to use graphical format. The bid4it graphical interface, forms and routines are the same for every vendor, so buyers are saved the additional time and expense of dealing with multiple vendors. In contrast, competitor Web sites require the user to learn many different ordering systems, as each vendors' own forms and routines are called, when the buy is being made. The Company believes that this unique feature alone will cause users to place high value on bid4it as a primary business application.

Bid4it is the only Web site, to management's knowledge, that is capable of making a market, because malls, auctioneers and buying consortiums are not designed to change prices based on the variability of supply and demand. Instead, they act as a replacement for paper catalogs and do nothing to solve the problems inherent in traditional sourcing and procurement methods.

Bid4it offers, through its dual operational path, a wide variety of business products and consumer merchandise. With more than 1,000 product categories, bid4it will offer more than 1,000,000 products to its buyers. From bearings to sports equipment, bid4it will provide the most comprehensive product offering that is available anywhere in the world. Using the Company's proprietary bid4it Virtual Marketplace software, CyberMarketMaker version 2.0, customers bid in a freely competitive market without the constraints of less flexible pricing that characterize traditional retailing or the inconvenience or other limitations of an auction. Management believes that the customer enthusiasm generated by this format, the emergence of the Internet as an effective new sales channel and bid4it's highly automated infrastructure combine to create a significant opportunity for profitability.

Bid4it sellers post asking prices for each product, along with a confidential minimum floor price, and buyers' submit bids based on their needs. CyberMarketMaker sorts the bids in order of submission and price of bid. The earlier bid will win, based on available inventory, if two bids match the ask price. Likewise, if multiple asks match a bid, the first ask placed will be executed. In response to market activity, orders and bids, CyberMarketMaker will adjust the asking prices up or down, thus, making a market and executing the transaction in accordance with the controlling constraints. This Virtual Marketplace format ensures instantaneous virtual negotiation between bidder and seller in a free market making environment.

Bidders continuously maintain control of their bids, having the ability to withdraw, modify or lower a bid from the privacy of their own password protected home pages. Sellers also maintain complete control from the privacy of their password protected home pages. Sellers, who remain anonymous, are in full control of the terms of the sale. The seller may establish minimum quantities and, in addition to the asking price, set a floor price, below which no sale can occur. In addition, the vendor may remove items from the site at will or may change quantities to reflect the vendor's current inventory position and are free to accept any bid at their discretion. With this innovative way to purchase goods and services on the Internet, the Company answers the needs of the corporate community, small businesses, resellers and consumers by providing an optimum marketplace in which to conduct business.

The Company believes that its selection key, which allows the buyer to select either industrial or consumer product categories from the home page, will direct the buyers' attention directly to the products sought. The ability of the buyer to filter its home page to meet specific requirements will enhance buyer interest, and attract and maintain a large and loyal customer base. Bid4it's immense product mix gives customers the opportunity to bid on desirable goods from a number of different product categories, mostly from well known, name brand manufacturers. Sellers' ability to continually update their product and price mix, combined with the bid4it Virtual Marketplace format gives customers the ability to make exceptional deals every time they visit the site. By the end of 1999 the Company expects to have more than a million products, valued in excess of $500 million, available to its customers.

Customer satisfaction is assured through written contracts with vendors regarding all aspects of commerce in accordance with the United States Uniform Commercial Code. Buyers pay electronically when an order is executed and CyberQuest holds the money for 31 days after shipment. Assuming customer satisfaction, sellers are paid electronically on the 31st day, less a negotiated transaction fee. Customer service functions are integrated and interactive, using on line forms and E mail communication. The customer service staff also offers assistance during office hours at 1 972 732 1100 or toll free 1 888 378 3162.

CyberQuest expects to generate in excess of $150 million dollars in product sales during 1999. Operating under the Principal Sales Model, the Company takes title to the merchandise, but carries no inventory. Its transaction fees, i.e. margins, are paid by the seller.

Market for Products:

     Market Opportunity: Commerce conducted over the Web is expected to grow dramatically from $2.6 billion in 1996 to over $3 trillion during 2003, according to International Data Corporation (IDC), a Boston, MA market research firm and Forrester Research, respectively. Management believes it is positioned to become the dominant business to business Virtual Marketplace on the Internet. To that end, management intends to leverage its position as a leading Internet channel for brand name merchandise and to build upon its strategic relationships with vendors encouraging use of the bid4it Virtual Marketplace for corporate purchases of all types.

     Target Markets: The target customer base was initially individual consumers in order to build awareness and traffic levels. CyberQuest's nearest competitor reported over 42% of registered bidders were corporations, even though the site was weighted toward the consumer. As awareness mounts, corporate buyers and small business owners will be targeted aggressively. The target seller base is equipment manufacturers, major distributors, and resellers of hard goods; and in some instances, services. Each segment will require specific custom features, but generally each will require bid4it to provide efficiency over the current methods employed to buy or sell similar products.

Management believes it offers an efficient and effective alternative to existing distribution channels and a practical solution to a large and growing problem for many vendors the disposal of excess merchandise. The disposal of excess goods is a substantial financial and logistical burden for most companies, because the goods are sold through a fragmented industry. Merchandise brokers locate superstores and mass merchants, auction houses, catalogs, company stores or manufacturer's outlet stores to liquidate products. In many cases, these outlets are not committed to the resale of these goods and sell them only as a supplementary product line or loss leader; concentrating instead on new or higher margin products. More importantly, vendors have limited control over pricing or product placement in this fragmented channel, and as a result, the margins they realize on products are often adversely affected.

Each year manufacturers dispose of significant volumes of excess merchandise, including new, refurbished and closeout merchandise. Refurbished products are those that typically require a nominal amount of service, such as minor repairs, cleaning and re packaging, prior to being sold as refurbished goods. Closeout merchandise includes new products that have or will shortly become obsolete, typically due to a change in selling seasons or the introduction of new models. While the market for refurbished and closeout products is difficult to measure, management believes that several billion dollars of such merchandise is sold each year. The PC and consumer electronics markets in particular are characterized by significant quantities of such merchandise due to short product life cycles and the prevalence of returned items through the consumer retailing channel. According to IDC, the total PC market in the United States alone was estimated to be greater than $65.6 billion in 1996. IDC estimates that the portion of this market that ended up as refurbished and closeout goods exceeded $3.8 billion in 1996. In addition, significant supplies of excess merchandise characterize many other markets. For example, the automotive industry is beset by a continual supply of Program Cars. Chrysler products alone are estimated to represent over 600,000 such cars and vans a year. Available previously only at dealer auctions, Program Cars are ideal for the bid4it Virtual Marketplace sales format. While most people still like to feel the leather, more and more buyers are visiting their local dealer to kick the tires and are then hopping on the Internet to hunt for the best buy. Industrial products represent nearly as big a market as the consumer market. According to The Kinsey Quarterly, . . . the US maintenance, repair and operations (MRO) products business including items ranging from brooms to light bulbs to simple motors . . . is worth $300 billion Manufacturers and distributors have more than $10 billion yearly of surplus/slow moving assets that need to be sold. Large corporations and utilities have established formal Asset Recovery Departments to address this continuing problem.

Sales of excess merchandise on bid4it will assist the vendor in avoiding channel conflicts inherent in other distribution channels, where similar or identical merchandise sells at different prices. By selling to a geographically broad customer base, the vendor also reduces the cannibalizing effect that the sales of excess merchandise can have on the distribution of new products in a limited local area. Channel conflicts, which can undermine channel loyalty, are also created and the vendors' brand image can be negatively affected. As a result, vendors have a keen interest in accessing a distribution channel that enables them to dispose of significant quantities of merchandise quickly and at the best prices possible, without adversely affecting their traditional sales channels or brand image. CyberQuest believes that it offers vendors an innovative way to sell excess merchandise quickly at attractive prices and with substantially less interference with the vendor's other marketing channels.

CyberQuest's Virtual Marketplace format, with its ability to add new items continuously, allows CyberQuest or the vendor to post items for sale immediately upon receipt of the vendor's information. This increases the vendors' ability to dispose of inventory quickly, thereby avoiding some of the inventory price erosion and obsolescence that is typical in other channels. Vendors also obtain attractive prices for their products especially when compared to other outlets. The vendor is always in control of the final selling price because the asking price is managed by the bid4it system within a vendor set price range. Vendors are never at risk of selling a product for less than their established floor price, and product may be withdrawn for sale at will. In addition, bid4it's automated systems simplify the whole process, creating a convenient sales channel for vendors. Convenient product entry forms are available on line from within the vendor's password protected home page. Communication of pertinent information from interested buyers is immediate and vendors may elect to accept any bid, even below the established floor, if the other terms are enticing, such as a high quantity or take all bid.

A sense of community is engendered by the constant communication among buyers, vendors and bid4it, creating a sales forum that is more than a sales channel it is a place where corporate purchasing managers and consumers alike can participate in a very pure form of capitalism. This interactive shopping medium, a community of interest, which creates a sense of being where the action is and pro active advertising are expected to contribute traffic to the site.

Vendors of unique products also face challenges which bid4it easily addresses. Rare wine brokers, for example, can find an eager audience of buyers who have been frustrated by locally short supplies of connoisseur quality wines. Vendors of autographed sports memorabilia and other one of a kind items will, by expanding the audience of potential bidders, realize higher selling prices than through traditional means, including auctions.

     Market Size: The Internet now boasts 135 million users worldwide according to Kevin Jones of Interactive Week magazine. Bid4it is available to those users worldwide who have recognized browsers. The business to business MRO market alone, which is in excess of more than $300 billion per year, holds the greatest near term potential. Businesses are moving manufacturing and corporate purchasing to the Web at an accelerating rate. This rapid movement has proven the viability of the market and the willingness of buyers to adopt the Internet as an effective, viable key element of the supply chain. When capital goods are added to this forum, the total business to business market exceeds one trillion dollars per year. With the continued acceptance of bid4it, CyberQuest will, within a short time, offer both MRO and capital equipment to its customers. This added capability will significantly enhance the Company's profitability.

     Competition: Competition against the bid4it Virtual Marketplace is expected to come from several segments. Representative business to business competitors are MRO Online, FastParts and FreeMarkets Online. These competitors do not address the free market and are little more than electronic catalog sites with cumbersome order entry and processing procedures. Management believes that bid4it is the only site able to conquer the formidable challenges in this $300 billion business to business environment. Large Fortune 500 type companies may elect to develop internal sites or Intranets to meet the same challenges that now exist. Again, these efforts would seem to be directed at specific markets, and management believes that these efforts can co exist with bid4it in a symbiotic relationship.

The Internet auction sites, most notably Ebay, Onsale (ONSL) and FirstAuction, represent the most formidable opponents in the Business to Consumer markets. These sites were enormously successful in 1998. Ebay sold $27.9 million in the first 9 months of 1998, while Onsale recorded $148 million in sales during the same period. Onsale reports that registered bidders were buying 41,000 items each week at the quarter ending June 30, 1998. During the third quarter of 1997, Onsale invested heavily in Internet advertising and other marketing programs. In 1998 Onsale also entered into an joint venture agreement with Softbank Corporation to perform on line auctions for the Japanese market and to supply their technology to VerticalNet to provide online auctions for vendors, manufacturers and businesses that buy and sell industrial products. Onsale passed off its small ticket, person to person auction business to the Internet directory Yahoo! and still attracts 100,000 daily to its site.

FirstAuction, another direct competitor, is owned and operated by The Internet Shopping Network (ISN), a large, mall type Web site which was launched in late 1994. ISN is owned by Home Shopping Network, the multi billion dollar TV broadcast retailer. FirstAuction debuted in the summer of 1997, following a format similar to Onsale.

Management expects one or more of these sites to enter into direct business to business commerce via the Internet. The challenge will be to differentiate the bid4it Virtual Marketplace as superior to the auction format. CyberQuest must also successfully build a brand identity which positions bid4it as the preferred site for corporate buyers of MRO and capital equipment. These types of products are typically not found at auction sites.

 As business to business activity grows, management believes that the market will support and the bid4it Virtual Marketplace can co exist with the auction type sites, each with its own market identity and niche. Management must identify new strategic partnership opportunities which are synergistic to the bid4it Virtual Marketplace, but not likely targets for an auction site partnership. The identified partnerships would function similarly to a sub license arrangement. The difference in the two is that instead of building a customized site for the sub licensor where their buyers would, upon selecting (clicking on) a specified product , come to bid4it from the partner's Web site to place their bids. This arrangement would net the partner a commission, or alternatively, would net bid4it a commission depending upon the agreement of the partners.

As business to business sales increase, CyberQuest's challenge will be to introduce a continual stream of new trading partners to become users of the bid4it Virtual Marketplace. This means that the competition for such new business users will more likely come from those businesses' unwillingness to change their traditional purchasing methods rather than from any like or similar Internet competitor to bid4it. In a recent survey conducted by Thomas Register and Visa U.S.A., 21% of respondents (drawn from nearly 2,000 corporate purchasing decision makers representing companies in a variety of industries (including manufacturing, engineering, government, wholesale and retail) said they plan to make more than half of their purchases over the Internet by year's end 1998. As expected, telephone and fax are still the most preferred way for companies to make purchases.; however, findings from the survey indicate that payment trends are changing, with online purchasing becoming increasingly more important.

The field of direct competitors is expected to continue to grow and CyberQuest intends to maximize its marketing, advertising and public relations efforts while few market leaders are clearly established. Further, management will emphasize efforts to establish relationships with leading on line content providers and commerce companies, and leading manufacturers in key product categories to secure merchandise supply and build competitive barriers to entry. Management also expects indirect competition to come from any Internet E Commerce site which sells similar products, and also from traditional channels of supply.

Business Strategy:

     Objective: CyberQuest's objective is to become the dominant business to business Virtual Marketplace on the Internet. CyberQuest also intends to leverage its position as a leading Internet channel for brand name merchandise to build strategic relationships with vendors who will use the Virtual Marketplace ultimately to purchase from each other. To that end, the Company is seeking additional capital in order to pursue the following key strategies:

     Create Market Awareness and Brand Recognition: Management believes that bid4it will become a leading brand name in on line commerce. CyberQuest operates in a market in which its brand franchise is critical to attracting high quality vendors and a high level of business customer traffic. Accordingly, management's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques. The formation of strategic relationships with major Internet Service Providers (ISPs), use of search engines and directories and advertising on leading Web sites and in targeted trade publications will complement an ongoing public relations campaign. In particular, CyberQuest will establish relationships with leading on line content providers and commerce companies to attract traffic to its sites, secure merchandise supply and build competitive barriers to entry.

     Strategic Relationships:

     EDS. EDS represents a significant opportunity for CyberQuest. As the licensor of the core technology, EDS has a vested interest in CyberQuest's success. In addition, EDS is potentially a large customer as the original code was developed for EDS' internal use.

     Search Engines. Management has conducted short-term tests of banner advertising on both Yahoo! and Infoseek. In 1999 CyberQuest will focus on increased use of banner ads on all major search engines. Additionally, where available, CyberQuest will contract for applicable key words.

     Portal Sites. Within its projected budget, CyberQuest will initiate discussions with major content providers (portal sites), such as America Online (AOL/Netscape), Excite, Lycos, Ziff Davis and ESPN. Bid4it was chosen as an Excite certified merchant in the spring of 1998. With the intent to build site traffic levels, management will use the pattern established by other high traffic commerce sites such as Amazon.com, Onsale and FirstAuction, among others. This may take the form of key words, links, banner ads, or some form of revenue sharing as demonstrated by AOL's interest in this area.

     Advertising Networks. Management is in early discussions with an Internet start up advertising network, which it believes will re write the book on Internet advertising, to form a joint venture or to establish most favorable early adopter terms.

     Vendors. All sellers on bid4it are actively encouraged to promote the site where possible, as it is in the best interest of all parties. This can take the form of links exchanges or banner ads on seller Web sites, press releases, or direct promotion in alternative advertising. Commission arrangements can be made with vendors who want to put links to bid4it on their Web sites. Amazon.com has proven this to be a highly successful arrangement with book publishers.

     Advertising: Management believes that the most efficient and effective advertising available is on the Internet itself. Consequently, in 1999 the bulk of CyberQuest's ad budget will be committed to on line advertising, primarily banner ads, and links and key words where available. CyberQuest will employ the services DoubleClick, Inc., 24x7, or a similar media company which specializes in Internet advertising, to assist in ad positioning, rotation, and management. Based upon its rather limited operating history and experience with banner ads, management believes that its conservative assumptions demonstrate that its revenue goals can be achieved in 1999.

     Promotions: In order to encourage site visitors to bidder conversion, CyberQuest will utilize a variety of promotions and product information essays from industry experts. CyberQuest will solicit seller participation in the future in order to increase promotion variety and defray associated costs.

     Public Relations and Print Media: To date, public relations and print media have been focused on the original launch date of bid4it and related events. CyberQuest has received favorable press as shown. In the future, focusing on brand awareness and demographic trafficking, all non Internet advertising will feed off and funnel to CyberQuest s Internet advertising campaigns. Management has developed a publicity work schedule for 1999 to insure timeliness in meeting future closing dates for advertising and editorial (article subject matter) calendars.

Vendors: CyberQuest's ability to attract, secure and obtain brand name products for its bid4it Virtual Marketplace is key to its success. Management plans to build its business to business marketing staff to facilitate and secure long term relationships with a wide variety of vendors. CyberQuest seeks to be its vendors' preferred choice for selling both current and excess merchandise. CyberQuest intends to strengthen its vendor relationships by offering more convenient service through its automated order processing, superior logistical arrangements and prompt payment processes. In addition, CyberQuest believes its continuous Virtual Marketplace process makes it a convenient sales channel for vendors to liquidate large volumes of merchandise; selling to resellers, corporations and consumers simultaneously. Management believes a broad array of merchandise and commodities can be sold effectively through its bid4it Virtual Marketplace format. Unique and rare item vendors will also find a home at bid4it. CyberQuest believes the types of products which could be sold over the bid4it Virtual Marketplace is limitless and the sale of services will eventually be included.

Management believes vendors are attracted by the number of buyers who are searching for perceived bargain prices and the inherent advantage of setting the price and controlling the process. Accordingly, CyberQuest intends to continue offering vendors the opportunity to sell excess, new/current or one of a kind merchandise at the best prices available in the market and to automate the process as fully as possible.

Management believes both industrial and consumer buyers are attracted by the wide array of opportunities to buy desired merchandise at bargain prices and the knowledge that it is a secure transaction. Management believes that a significant opportunity exists to develop incremental revenue, including expanding its product mix with other products that are well suited for the Internet's electronic format.

     Production Distribution: CyberQuest's primary responsibility through bid4it is to manage the bid and ask match transaction set. Sellers are contractually responsible for inventory, shipment and management of their portion of bid4it site operation. In those cases where sellers desire to relinquish bid4it operation, CyberQuest will establish partnering arrangements/strategic relationships with key manufacturers and distributors who will drop ship to customers or consign to bid4it's contracted, fulfillment warehouse. This inventory less distribution is expected to produce potentially higher margins and will serve to increase the product mix and the number of items offered for sale.

Sub Licensing Core Technology: CyberQuest will sub license its proprietary software to third parties and will operate and maintain the derivative versions for the sub licensors on a fee and royalty basis. Sub licensing will be to selected markets that complement and add to bid4it, but do not impede its intended growth or operations. CyberQuest has completed a sub license royalty agreement with a corporation known as Bid4ic's, Inc. This company intends to pursue the brokered integrated circuit and component marketplace.

     Web Sit Advertising: Cyberquest intends to leverage the high level of traffic on its Web site to provide an attractive reason for third party advertising on its Web site. CyberQuest will use the services of an experienced media firm to market its site real estate, and expects to receive approximately $10 $25 per thousand impressions sold. Management believes that the incorporation of business to business site advertising will add significant dollars to its revenue stream.

     Web Sit Development: As an early player in Internet Web site and E Commerce development, management garnered many awards and maintains a high level core competence in the field. CyberQuest is capable of acting as its own project manager in Web site development and software development service projects for its continuing operations. This core competence is critical to future success given the importance of its Web sites in attracting buyers and sellers to use its services. Although not a principle element of growth, CyberQuest will provide certain of the services to bid4it customers on a fee basis.

Patent pending Proprietary Software: CyberQuest believes that one of its competitive advantages is its internally developed patent pending proprietary software that is specifically designed for its Internet Virtual Marketplace. CyberQuest has significantly enhanced the original software which was acquired from EDS on a royalty license basis. EDS expended in excess of thirty man months in the development of the code and database structure. CyberQuest has agreed to pay EDS a 5% royalty on net revenues over a maximum period of eight years. All derivatives are the exclusive property of CyberQuest, which has, based upon its ownership of all derivatives, cross licensed bid4it to EDS. EDS will pay CyberQuest a 20% royalty on any revenue derived from sublicensing the derivative code.

The software is capable of conducting automated mini markets for millions of products and customers, managing bids and asks, processing customers' orders and payments, coordinating and performing order fulfillment and providing customer support functions. CyberQuest intends to enhance its bid4it software to provide an even more compelling buying and selling experience, to improve efficiency within the vendor interface and create an experience which bidder and seller alike will associate with increased profits.

     Bid Placement: Bid4it provides a graphical user interface (GUI) interface for buyers to enter bid requests. The buyer enters a bid either by accepting a seller's asking price for a particular product, or by specifically setting a price at which they wish to purchase the product. The original buyer who placed it may update the bid at any time. Except for shipping information, the buyer's identity remains confidential.

A bid includes an effective and expiration date, a minimum and maximum order quantity, and the unit price the buyer is willing to pay. The buyer on private, password protected, unique bidder home pages manages all bids and orders. Buyers will also be able to establish buying criteria and let automated processes complete the transaction.

     Ask Placement: Bid4it provides both an EDI (Electronic Data Interchange) for batch transactions and a GUI interface which sellers may use to enter asking prices and floor prices (a confidential minimum the seller is willing to accept). The seller is responsible for maintaining the inventory levels to support the asks placed on the system. The asking and floor prices may be updated at any time by the seller that placed the ask price. Once the proper data is input, by batch or GUI forms, bid4it processes are completely automated, or may be entered from the seller's home page.

An Ask includes an effective and expiration date, a minimum and maximum order quantity, and the minimum unit price the seller is willing to accept. The seller may also specify a required lot size. Sellers manage the process through unique, password protected seller home pages. In addition sellers may specify an unlimited number of sub sellers or agents, each with their own home page. In this manner a complete sales/marketing department can be active on bid4it with each product specialist having complete control of the products under his jurisdiction.

CyberMarketMaker Patent Pending: Bid4it is an automated quotation system (Virtual Marketplace) for products and services modeled after the NASDAQ stock exchange. Bid4it is the market maker for the products listed on the site. The bid4it CyberMarketMaker buys and sells, but to two distinct groups. Sellers will also most likely be buyers, and buyers will also be likely to become sellers; therefore, there is no bid4it spread between asks and bid prices. CyberQuest will make its money based on terms negotiated with the sellers.

All asks and bids for a particular product are placed in a corresponding book, and processed in a FIFO manner. CyberMarketMaker evaluates market activity, and, in response to orders and bids, moves the asking prices up or down, but never below the seller's floor price. CyberMarketMaker matches bids and asks in an asynchronous way. Logically, CyberMarketMaker exists for each defined product in the bid4it system. When a bid and ask are matched, bid4it verifies buyer payment and places a purchase order with the seller.

     Notification: Bid4it's default communication with buyers and sellers is by e mail and hypertext markup language (HTML) forms. In the case of sellers, an EDI capability is offered to facilitate efficiency. When a bid and ask are matched, a message is sent to the successful bidder, and a purchase order is placed with the seller. Upon shipment, the bidder receives e mail notification and a copy of the receivables (credit card) invoice.

Special notification options are offered to sellers for exception case processing. For example, when a bid quantity exceeds a pre defined amount and the bid price does not match the seller's asking price, the seller may receive notification, in addition to e mail, by fax, pager or telephone call.

Trademarks: CyberQuest has trademarked bid4it and CyberMarketMaker, and will vigorously defend any infringement against the bid4it patent claims for market maker functionality and the bid4it look and feel. Among others, CyberQuest owns the domain names: bid4it.com, goodstuffcheap.com, shop4it.com, dallas ftworth.com and cbq.com.

Item 2. Description of Property: The Company, as of the date of this report, owned no real or personal property, tangible or intangible, other than the shares of its wholly-owned subsidiary. The executive offices of the Company are being provided by the subsidiary free of charge on a month-to-month basis. These offices are located at 4851 Keller Springs Rd., Ste. 213, Dallas, Texas 75248. The telephone number at this address is (972) 732 1100.

Item 3. Legal Proceedings: No material legal proceedings to which the Company (or any officer or director of the Company, or any affiliate or owner of record or beneficially of more than five percent of the Common Stock, to management's knowledge) is a party or to which the property of the Company is subject is pending, and no such material proceeding is known by management of the Company to be contemplated.

Item 4. Submission of Matters to a Vote of Security Holders: There were no meetings of security holders during the period covered by this report.

Item 5. Market for Common Equity and Related Shareholder Matters: As of April 9, 1999, there were approximately 21,275,332 shares of Common Stock issued and outstanding, which were held of record by approximately 153 shareholders. The Common Stock is currently quoted on the Bulletin Board maintained by the National Association of Securities Dealers, Inc., under the symbol CBQI. The following table sets forth the range of high, low and closing bid and asked prices per share of the Common Stock as reported by National Quotation Bureau, Inc. for the period indicated.

Calendar Quarter       High Bid     Low Bid    High Ask  Low Ask
----------------       --------     -------    --------  -------

June 30, 1998             0.25      0.15625      0.75     0.3125
September 30, 1998     0.21875      0.125        0.625    0.375
December 30, 1998         7.00      0.125        8.25     0.50
March 31, 1999            9.25      2.125       10.00     3.00

The above prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Further, the above prices have been adjusted to reflect two previous reverse share splits . On April 9, 1999, the closing inside bid and asked prices for the Common Stock were $3.50 and $4.37, respectively. On that date there were six market makers publishing quotes.

The Company has paid no dividends on the Common Stock since inception and does not expect to pay dividends in the foreseeable future. There are, however, no restrictions on the payment of dividends.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations:

Results of Operations: The Company had no operations, other than its search for a business opportunity, from inception through 1988. In 1989, these efforts ceased due to lack of working capital. In 1997, this business plan was again implemented due to an agreement with a former officer and director to infuse working capital and services as needed up to the amount of $100,000. On November 19, 1999, the Company acquired CyberQuest, the business and operations of which are discussed above under Item 1.

Liquidity: The Company has not generated any cash flows from operating or investing activities since inception. Operating capital was primarily provided from inception through 1987 from the proceeds of an initial funding prior to a public offering and then from the public offering itself. The Company then was extended credit through a former officer and director, all of which was subsequently converted to common stock. The Company is now in search of development capital for the purpose of expanding its operations.

Compliance with Beneficial Ownership Reporting Rules: Section 16(a) of the Securities Act of 1934, as amended (Exchange Act), does not apply to the Company since it is required to file its periodic reports by virtue of Section 15(d) of the Securities Act. The Company anticipates that it will, subsequent to the filing of this report, file to list its common stock under Section 12 of the Exchange Act and, thereby, to become subject to Sections 13 and 16 of the Exchange Act.

Item 7.  Financial Statements:

                     HALLIBURTON, HUNTER & ASSOCIATES, P.C.
                          Certified Public Accountants

To the Board of Directors and Shareholders
CBQ, Inc. and Subsidiary
(A development stage company)

We have audited the accompanying balance sheets of CBQ, Inc. And Subsidiary (formerly FREEDOM FUNDING, INC.) (a development stage company) as of December 31, 1998, December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of CBQ, Inc. and Subsidiary (formerly FREEDOM FUNDING, INC.) (a development stage company), as of December 31, 1998, and December 31, 1997, and the results of its operations and cash flows for the three years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in reference to these matters are described in Note
3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Halliburton, Hunter & Associates, P.C.
Littleton, Colorado
March 27, 1999

                            CBQ, Inc. and Subsidiary
                        (formerly FREEDOM FUNDING, INC.)
                          (a development stage company)

                                 BALANCE SHEETS

                                                             December 31,
                                                         1998           1997
                                     Assets:
Current Assets:
     Cash                                             $  97,907       $    --
                                                      ---------       ---------
Equipment, at cost:
Computers and related equipment                          68,905            --
 Furniture and fixtures                                   5,954            --
                                                      ---------       ---------
                                                         74,859            --
Less accumulated depreciation                            38,960            --
                                                      ---------       ---------
                                                         40,899            --
Other assets:
   bid4it technology, less
         amortization of $112,500                        37,500            --
   Organization costs, less
         amortization of $133                               667            --
    Goodwill, less amortization
         of $12,000                                      48,000            --
    Deposits
                                                          7,259            --

                                                      ---------       ---------
Total Assets                                          $ 232,230       $    --

                                                      =========       =========


                     Liabilities and Stockholders' Equity :

Current Liabilities:
     Accounts payable                                 $ 105,918       $  54,421
      Accrued royalties                                  79,382            --
      Accrued expenses, other                            31,203            --
      Deposit                                             2,500            --
      Officer Advances                                    2,575            --

Total Liabilities                                       221,578          54,421
                                                      ---------       ---------

Stockholders' Equity:

Preferred stock,
  par value $.001 per share
  Authorized 100,000,000
  shares; 70,000 shares issued                               70            --
Common stock,
  par value $.0001 per
  share.  Authorized
  500,000,000 shares;
  issued 21,275,332                                       2,640            --
Additional
 paid-in capital                                        209,682         124,910
Accumulated deficit
 during development
   stage                                               (201,740)       (180,161)
                                                      ---------       ---------

Total stockholders' equity
        (deficit)                                        10,652         (54,421)
                                                      ---------       ---------

Total liabilities and stockholders'
  equity (deficit)                                    $ 232,230            --
                                                      =========       =========


                 See accompanying Notes to Financial Statements

                            CBQ, Inc. and Subsidiary

                        (formerly FREEDOM FUNDING, INC.)
                          (a development stage company)

                            STATEMENTS OF OPERATIONS


                                                Years ended December 31,
                                         1998             1997            1996

Revenues                                $   --           $   --           $ --

Operating Expenses                        21,579           55,021           --

                                        --------         --------         ------

Net Profit (Loss)                       $(21,579)        $(55,021)        $ --

                                        ========         ========         ======

Loss per share                                 *                *              *


(* negligible in amount)


                 See accompanying Notes to Financial Statements


                                       CBQ, Inc. and Subsidiary
                                    (formerly FREEDOM FUNDING, Inc.
                                     (a development stage company)

                                  STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                 Additional     Retained
                               Preferred Stock             Common                 Paid-In       Earnings
                           Shares      Par Value      Shares Par Value            Capital       (Deficit)      Total
                           ------      ---------  -------------------------       -------       ---------      -----
Balance at
   December
 31, 1995                     --            --       2,301,300          230       124,910       (125,140)         --

Net Loss for
   year ended
December 31, 1996             --            --            --            --            --            --

Balance at
December 31, 1996             --            --       2,301,300           230       124,910       (125,140)         --

Issuance of
stock for
cash and
 services                     --            --       6,000,000           600          --            --             --

Net Loss for
year ended

December 31, 1997             --            --            --            --            --         (55,021)       (55,021)

Balance at
December 31, 1997             --            --       8,301,300           830       124,910       180,161         54,421

Reverse 1:5
Share Split                   --            --       6,025,968          --            --            --             --

Stock issued for
100% of the assets
of CyberQuest               70,000            70    18,000,000          1800        30,361          --           32,231

Net Loss for
 year ended
December 31, 1998             --            --            --            --            --         (21,579)       (21,579)

Balance at
December
31, 1998                    70,000            70    20,275,332    $    2,640       209,682      (201,740)        10,652


                 See accompanying Notes to Financial Statements

                            CBQ, Inc. and Subsidiary
                        (formerly FREEDOM FUNDING, INC.)
                          (a development stage company)

                             STATEMENTS OF CASH FLOW

                                                     Years Ended December 31,
                                                  1998            1997      1996
Cash flows from operating activities:
   Net loss from operations:                    $  21,579      $ (55,021)     --
   Decpreciation and amortization                   5,403           --        --

                                                  (16,176)       (55,021)     --

Changes in assets and liabilities:
     Accounts payable                             (62,471)        54,421      --
     Deposits                                       2,500           --        --
     Officer advances                                 225           --        --

Net cash (used):                                  (75,927)          (600)     --

Cash flows from investing:
   Purchase of equipment                           (6,182)          --        --

Cash flows from financing:
    Stock exchange                                180,011            600      --

Increase in cash                                   97,907

Cash at beginning
  of period                                          --             --        --

Cash at end of period                              97,907           --        --
                                                =========      =========      ==


                 See accompanying Notes to Financial Statements

                            CBQ, Inc. and Subsidiary
                        (formerly FREEDOM FUNDING, INC.)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1998

1. Organization and Nature of Business: CBQ, Inc., (formerly Freedom Funding, Inc.) a Colorado corporation, was incorporated September 18, 1986, under the laws of the State of Delaware, and changed its situs to Colorado in 1989. Since inception, the Company has been in the development stage. The Company's primary intended activity is to engage in all aspects of review and evaluation of private companies, partnerships or sole proprietorships for the purpose of completing mergers or acquisitions with the Company, and to engage in mergers and acquisitions with any or all varieties of private entities. On November 19, 1999, the Company acquired a wholly owned subsidiary, CyberQuest, Inc., which had recently purchased the assets and business of CyberQuest, Ltd. As a result of this acquisitions, the Company is now a full service internet development company, specializing in developing, implementing and maintaining creative business WebSites, Commercial Sites and Database Development.

CyberQuest has also developed a straight forward method that frees small business from having to integrate and develop significant amounts of software and manage the internet ite. The Company's internet sites, goodstuffcheap, bid4it and shop4it.com allow clients to place their products and services on the Internet quickly and inexpensively and to begin transacting commerce over the Net.

2. Acquisition of Subsidiary: On November 19, 1998, the Company acquired all of the assets and assumed the liabilities of CyberQuest, Inc., in exchange for 18,000,000 shares of its $.001 par value common stock and 7,000 shares of it $.01 par value preferred stock. The net book value of the assets acquired was $32,231, which included cash of $180,011.

3. Going Concern: Due to lack of working capital and lack of selected merger or acquisition candidates, as well as recurring operating losses, there is substantial doubt of the Company's ability to establish itself as a going concern and its success is dependent upon the Company obtaining sufficient financial capital to continue its development activities and, ultimately, to achieve profitable operations.

4. Basis of Accounting: The Company recognizes income and expenses on the accrual basis as earned or incurred. Equipment is recorded at cost. Computers and related equipment are depreciated on a 3 year life and furniture and fixtures on a 7 year life. The Bid4it technology, with an original cost of $150,000, is being amortized over a 5 year life. Goodwill is also amortized over a 5 year period, as are organization costs.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the financial statements at and during the reporting periods. Actual results could differ from these estimates.

Income taxes: The Company has a net operating loss for income taxes. Due to the regulatory limitations in utilizing the loss, it is uncertain whether the Company will be able to realize a benefit from these losses. Therefore, a deferred tax asset has not been recorded. There are no significant tax differences requiring defarral.

5. Common Stock Exchange: During 1998, the Company settled liabilities of $54,421 in exchange for 200,000 shares of common stock.

6. Preferred Stock Redemption: The preferred stock issued is redeemable at the option of the Company as follows:

7,000 shares at the greater of $10.00 per share or the traded market value of the preferred stock on or before October 23, 1999 14,000 shares at the greater of $10.715 per share or the traded market value of the preferred stock on or before October 23, 2000 21,000 shares at the greater of $11.905 per share or the traded market value of the preferred stock on or before October 23, 2001

28,000 shares at the greater of $12.50 per share or the traded market value of the preferred stock on or before October 23, 2002

7. Option to Purchase Common Stock: The Company's board of directors has authorized the issuance and delivery of up to 280,000 shares of its common stock pursuant to employment agreements at any agreed upon price of $.50 per share.

8. Subsequent Event and Option to Purchase Common Stock: The Company entered into a consulting agreement on February 15, 1999, the object of which is to achieve visibility for the Company on the public market. The agreement is for three months. The Company also granted an option for the purchase of 300,000 shares of the Company's common stock as follows: 100,000 shares at the closing bid price at the time of the agreement, 100,000 shares at the bid price plus $1.00 and 100,000 shares at the bid price plus $2.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure: This item is not applicable to the Company.

PART III

Item 9. Directors and Executive Officers of the Company: The following table sets forth all current directors, executive officers and significant employees of the Company and of its subsidiary, as well as their ages:

 Name                  Age       Position with Company
 ----                  ---       ---------------------

Michael L. Sheriff     54    Chairman of the Board of Directors,
                             Chief Executive, Financial and
                             Accounting Officer and Treasurer

James Malone           58    President and Director of the
                              Company

Tony Benton            32    Chief Technology Officer of the
                             Company and of Reliance
                             Technologies, Director of Reliance
                             Technologies

Greg Allen             36     Director, President and Chief
                              Executive Officer of Reliance
                               Technologies

R.J. Pipes             45     Director of the Company

No current director has any arrangement or understanding whereby he is or will be selected as a director or nominee. Directors and executive officers will hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified or until they earlier resignation. Officers are generally elected by the Board of Directors at its annual meeting immediately following the shareholders' annual meeting and hold office until their death or until they earlier resign or are removed from office. The Company does not have any standing audit, nominating or compensation committees, or any committees performing similar functions.

Profiles  of  Directors  and  Executive  Officers  of  the  Company  and  of its
Subsidiary:

Management Team:

Michael L. Sheriff (Chairman of the Board of Directors, Chief Executive, Financial and Accounting Officer and Treasurer of the Company): Mr. Sheriff has been the Chairman of the Board of Directors, Chief Executive, Financial and Accounting Officer and Treasurer of the Company since its acquisition of CyberQuest. He has over 25 years experience in the computer and telecommunications industry and has been a principal of Cyberquest since January, 1996. He founded and developed, in 1994, Good Stuff Cheap, a pioneer in Internet based retail sites. Good Stuff Cheap, according to Point Communications, an Internet survey group, was one of the top five retail sites on the Internet in 1994. Mr. Sheriff also was, from 1990 until 1995, the former Chairman, President and CEO of Action Fax International, Inc., which operates one of the largest public fax networks in the world and was an innovator in the fax services industry. Prior to Action Fax, Mr. Sheriff was the founder and President of First National Computer Corporation, which pioneered the rental of personal computers. Under his direction, First National Computer became one of the largest PC rental firms in the United States. In 1983, Mr. Sheriff co founded and was Vice President of Five Dimensions Software, Inc., which designed software systems for the rent to own television and appliance industry, installing over 900 systems. Mr. Sheriff has held senior sales, marketing and management positions with Data Design & Development, Inc., National Semiconductor, Northern Telecom, SYCOR, Inc., and SINGER. Mr. Sheriff received a Degree in Business Administration from the University of Denver in 1968.

James Malone (Director and President of the Company): Mr. Malone has been a director and President of the Company since its acquisition of CyberQuest. He has more than thirty years of experience in the industrial markets. Before joining the Company, Mr. Malone, as the President and CEO of Jemco Industries, Inc., has been involved in the sales, engineering and esign of automated material handling systems and components. His company was one of the pioneers in developing totally automated material handling systems for connectors, tubing and casing used in the oil field services industry.

Prior to starting Jemco in July of 1970, Mr. Malone had ten years of experience with a major manufacturer of Power Transmission and Material Handling Equipment that operated eighteen warehouses and sales offices throughout the United States. His responsibilities ranged from District Manager to Vice President, Sales and Marketing.

Mr. Malone is a professional certified in Material Handling and Material Management by the International Material Management Society. He is a member of several professional organizations, including the American Institute of Plant Engineers, the Power Transmission Representatives Association and the Manufacturer's Agents National Association.

Tony Benton (Chief Technology Officer of the Company and of Reliance Technologies, Director of Reliance Technologies): Mr. Benton has been the Chief Technology Officer and a director of RelianceTechnologies since inception, and Chief Technology Officer of the Company since March 16, 1999. Prior to Reliance Technologies, Mr. Benton worked with a computer consulting firm. Mr. Benton received a Bachelor of Science Degree in Computer Engineering from Texas A&M University in 1991.

Greg Allen (Director, President and Chief Executive Officer of Reliance Technologies): Mr. Allen has been a director and the President and Chief Executive Officer of Reliance Technologies since inception. From October, 1994, until September, 1995, he was a software manager with Canmax Retail Systems. Mr. Allen received a Bachelor of Science Degree in Computer Science from Texas A&M University in 1991. He also took courses towards obtaining a Master of Science Degree in Computer Science from East Texas State University, but did not complete the degree.

R.J. Pipes (Director of the Company): Mr. Pipes has been a director of the Company since its acquisition of CyberQuest. He has been a partner in Harvard
Capital, L.L.C., since 1995, and in that capacity has been engaged in investments in financial obligations and small operating companies. From 1991 to 1994, Mr. Pipes worked for U.S. Recovery, Inc., which engaged in investments in real estate, financial obligations and small operating companies. Mr. Pipes received a degree in business from Southern Methodist University in 1975 and a Juris Doctorate from Texas Tech School of Law in 1978.

Item 11. Security Ownership of Management and Certain Others: Based on information which has been made available to the Company by its stock transfer agent, the following table sets forth, as of April 9, 1999, the shares of Common Stock owned by each current director, by directors and executive officers as a group and by each person known by the Company to own more than 5% of the outstanding Common Stock:

Title of Class        Name of     Number of Shares
                 Beneficial Owner
                                             Percent of Class(1)

Common Stock       CyberQuest Ltd.   1,880,000       8.88%(2)

Common Stock       Michael Sheriff    900,000       4.42% (2)

Common Stock       Joseph Pipes     1,800,000       8.88% (2)

Common Stock       Tony Benton        436,577        2.4%

Common Stock       Greg Allen         436,577        2.4%

Common Stock       Lynn Elliott     3,496,050      16.24%

Common Stock       Cynthia Jared    3,496,050      16.24%

Common Stock       R. Wayne Duke    3,496,050      16.24%

Common Stock       Midland, Inc.    1,315,800       6.40%

Directors and Executive             3,653,114      17.25%
Officers as a Group:

(1) Based on approximately 21,275,332 shares of common stock issued and outstanding on April 9, 1999. (2) CyberQuest, Ltd., is a limited partnership. Mr. Sheriff owns approximately 13.25% of the outstanding beneficial interest of this entity. Mr. Pipes owns approximately 70% of the outstanding beneficial interest of this entity and is the investment partner and president of the corporate general partner of this entity. For this reason, the entire beneficial ownership of CyberQuest, Ltd., has been attributed to Mr. Pipes. Mr. Pipes also has an option to acquire 80,000 shares of common stock. These shares are included in this figure.

Item 12.  Certain Transactions:

The Company has agreed to acquire an interest in an entity owned by Mr. Sheriff. Initially, the Company agreed to issue 1,000,000 shares of common stock to Mr. Sheriff in exchange for 20% of an internet ISP which proposes to provide free internet access, with the remaining 80% to be acquired when the Company had arranged approximately $25,000,000 in funding to develop the business of the ISP. The Company and Mr. Sheriff are presently renegotiating this acquisition.

Item 13.  Exhibits and Reports on Form 8-K:

(a) Exhibits:

3.1   Preferred Stock Resolutions
10.1  Reorganization Agreement between the Company and CyberQuest
10.2  Acquisition Agreement between the Company and Reliance

(b) Forms 8-KSB: November 19, 1998, and Amendment.

SIGNATURES

In accordance with the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of April, 1999.


CBQ, INC.
(Registrant)

/s/ Michael Sheriff
Michael Sheriff, Chief Executive Officer

/s/ Michael Sheriff
Michael Sheriff, Chief Financial Officer
 and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant in the capacity on this 14th day of April, 1999.

/s/ Michael Sheriff
Michael Sheriff, Director

/s/ James Malone
James Malone, Director

/s/ R.J. Pipes
R.J. Pipes, Director

EXHIBITS

TABLE OF CONTENTS

 3.1    Preferred Stock Resolutions

10.1    Acquisition Agreement   CyberQuest

10.2    Acquisition Agreement   Reliance

Form 8 KSB dated November 19, 1998

Form 8 KSB/A dated November 19, 1998

Form 8 KSB/A dated November 19, 1998

                   EXHIBIT No. 3.1 Preferred Stock Resolutions

                      SERIES A: REDEEMABLE PREFERRED STOCK

                      CERTIFICATE SETTING FORTH RESOLUTIONS

                     BY THE BOARD OF DIRECTORS FOR CBQ, INC.
                   (Pursuant to the Colorado Corporation Code)



We, the undersigned, as the President and Secretary of CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc., the Articles of Incorporation of which are on file in the office of the Secretary of State for the State of Colorado DO EACH HEREBY CERTIFY AND VERIFY: that the Board of Directors of CBQ, Inc., in accordance with said articles and pursuant to the laws of the State of Colorado, duly adopted on November 19, 1998, the preambles and resolutions attached hereto.

IN WITNESS WHEREOF: We have set our hands this 19th day of November, 1998.

CBQ, INC.

By: /s/ James E. Malone
   James E. Malone, President

Attest: /s/ William J. Flannery, III
       William J. Flannery, III, Secretary

                  UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING


                               BOARD OF DIRECTORS
                                       FOR
                                    CBQ, INC.
                               (November 19, 1998)

Pursuant to the provisions of the Colorado Corporation Code, which provide that action required or permitted by said code to be taken at a meeting of the board of directors of a corporation may be taken without a meeting with the same force and effect as a unanimous vote of said board if the action is (I) evidenced by one or more written consents describing the action taken, (ii) signed by each director and (iii) delivered to the secretary of the corporation for filing with the corporate records, the undersigned, being the sole member of the board of directors of CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc. (the Board of Directors and the Company, respectively), does hereby waive any and all notice which may be required to be given with respect to a meeting of the Board of Directors and does hereby take, ratify, confirm and approve the following action this 19th day of November, 1998.

WHEREAS, the Company has been presented with an opportunity to acquire as a subsidiary CyberQuest, Inc., a Colorado corporation (CyberQuest); WHEREAS, the Company has been presented with a proposed Plan and Agreement of Purchase (CyberQuest Purchase Agreement) by and between the Company, CyberQuest and the shareholders (Shareholders) of CyberQuest; WHEREAS, the CyberQuest Purchase Agreement requires the delivery to the Shareholders of 18,000,000 shares of the common stock of the Company and 70,000 shares of a series of preferred stock in order to consummate said agreement; WHEREAS, the execution and delivery of, and performance under, the CyberQuest Purchase Agreement and the delivery of the common and preferred shares thereunder is in the best interests of the Company; WHEREAS, the Articles of Incorporation governing the Company (Articles of Incorporation) permit the issuance of preferred shares in series with such designations, preferences and relative participating option or other rights and qualifications, limitations and restrictions as may be fixed by the Board of Directors, including, without limitation, the rate of dividends and redemption and conversion prices, all of which are to be determined after giving consideration to the financial and general condition of the Company and to the condition of the securities' markets, if any, existing at the time of issuance; and WHEREAS, the Board of Directors deems it advisable to establish and issue a new series of preferred stock at this time to accomplish the consummation of the CyberQuest Purchase Agreement and have carefully investigated the financial and general condition of the Company and the relation of the condition of the Company to the condition of the securities markets, and have determined that it is in the best interests of the Company to establish a new series of preferred stock to be denominated Series A: Redeemable Preferred Stock with the attributes set forth in this resolution and to forthwith deliver a certificate evidencing the same to the Shareholders:

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors authorizes Corporate Stock Transfer to issue 18,000,000 restricted common shares of the Company to the Shareholders in partial consummation of the CyberQuest Purchase Agreement; RESOLVED that Mr. Mark S. Pierce shall instruct Corporate Stock Transfer in the number and name of the Shareholders to whom the aforesaid shares shall be issued; RESOLVED that the Board of Directors hereby authorizes the Company to issue for the purpose of consummating the CyberQuest Purchase Agreement Seventy Thousand (70,000) shares of its Series A: Redeemable Preferred Stock at a price of $10 per share, which series shall have the following features: (a) Dividend The series shall be paid no dividend. (b) Conversion The series shall not be convertible into any other securities of the Company. (C) Redemption The Company shall have an elective and cumulative redemption right as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share; (2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of (y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; and (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and
(3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share however, in the event that the Company offers and sells its securities to the public through an offering registered with the Securities and Exchange Commission, the Company shall forthwith redeem the outstanding Preferred Stock not previously redeemed at a price per share of $10.00 per share until November 18, 1999, $11.00 per share until November 18, 2000, $12.00 per share until November 18, 2001 and $13.00 per share until and after November 18, 2002. (d) Liquidation Preference the holders of the series shall not be entitled to a liquidation preference over any existing or subsequently established class or series of outstanding stock of the Company. (e) Sinking Fund The holders of this series shall not be entitled to the establishment of any sinking fund for the purpose or retiring the shares of the series or for any other purpose. (f) Voting Rights The series shall have no voting rights other than those provided under Colorado law. (g) Additional Provisions In the event that the Company shall offer and sell on a private, non-registered basis at any time during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share, the Company shall forthwith grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing said holder(s) to acquire from the Company one (1) share of common stock for each ten shares of common stock issued and sold. The warrant shall be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.

RESOLVED FURTHER that the following individuals are appointed to serve as directors of the Company: Michael Sheriff, James E. Malone and R.J. Pipes; that Mr. Sheriff shall serve as Chairman; and that the resignation of Mr. Mark S. Pierce as a director of the Company is hereby accepted immediately as evidenced by his signature below.

RESOLVED FURTHER that the following individuals are appointed to serve as officers of the Company: Michael Sheriff Chief Executive Officer, James E. Malone President and Treasurer and William J. Flannery, III Secretary; and that the resignation of Mr. Mark S. Pierce from all positions as an officer of the Company is hereby accepted immediately as evidenced by his signature below.

RESOLVED FURTHER that the President and Secretary are hereby authorized and directed to cause to be filed under corporate seal such certificates as shall be requisite to the end that the stock shall be issued and delivered to the Shareholders as aforesaid; and

RESOLVED FINALLY that the President be, and he hereby is, authorized to (I) effectuate, to the extent necessary and appropriate, those actions taken hereby,
(ii) issue a certificate or certificates for the shares, (iii) prepare a form of certificate for the shares in accordance with the above resolutions and (iv) provide for filing all necessary documentation with the Secretary of State for the State of Colorado, applicable state securities authorities and the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board of Directors, has hereunto set his hand effective as of the date first specified above.

/s/ Mark S. Pierce
    Mark S. Pierce, Director

                                    EXHIBIT A

                 SERIES A: REDEEMABLE PREFERRED STOCK PROVISIONS

The Series A: Redeemable Preferred Stock (the Preferred Stock or the Series A Preferred Stock) shall consist of one (1) series of Seventy Thousand (70,000) shares of the preferred stock of CBQ, Inc., (Company), with each share to be identical to every other in all respects. The following sets forth the provisions of the Series A Preferred Stock.

Part 1: Dividends: The holders of the issued and outstanding Preferred Stock shall not be entitled to receive dividends.

Part 2: Conversion: The holders of the Preferred Stock shall have no conversion rights.

Part 3: Redemption: The Company shall have an elective and cumulative redemption right as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share;
(2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of
(y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and (3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share. In the event that the Company offers and sells its securities to the public through an offering registered with the Securities and Exchange Commission, the Company shall forthwith redeem the outstanding Preferred Stock not previously redeemed at a price per share of $10.00 per share until November 18, 1999, $11.00 per share until November 18, 2000, $12.00 per share until November 18, 2001 and $13.00 per share until and after November 18, 2002.

Part 4: Liquidation: The Preferred Stock shall not be entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company.

Part 5: Sinking Fund: The Preferred Stock shall not be entitled to the establishment of any sinking fund for any purpose.

Part 6: Voting Rights: The Preferred Stock shall have no voting rights.

Part 7: Additional Provisions: In the event that the Company shall offer and sell at any time on a private, nonregistered basis during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share, the Company shall forthwith grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing said holder(s) to acquire from the Company one (1) share of common stock for each ten shares of common stock issued and sold. The warrant shall be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.

                  Exhibit 10.1 Acquisition Agreement CyberQuest



                              AGREEMENT OF PURCHASE

This plan and agreement of purchase (Plan) has been adopted as a reorganization under Section 368(b) of the Internal Revenue Code and has been entered into in Dallas, Texas, this 19th day of November, 1998 (Closing Date), between Freedom Funding, Inc., a Colorado corporation which has agreed to change its name to CBQ, Inc., and which is sometimes referred to in this Agreement as either the Purchaser or CBQ, CyberQuest, Inc., a Colorado corporation which is sometimes referred to in this Agreement as either the Acquired Corporation or CyberQuest and the shareholders of CyberQuest, all of whom are sometimes collectively referred to in this Agreement as the Shareholders.

CBQ hereby acquires from the Shareholders all of issued and outstanding capital stock of CyberQuest in exchange solely for shares of voting stock of CBQ. Under this Plan, CyberQuest has become a subsidiary of CBQ.


                                    ARTICLE I
                        EXCHANGE OF VOTING CAPITAL STOCK

1.01. Transfer and Delivery of CyberQuest Shares. Shareholders hereby transfer and deliver to CBQ certificates evidencing all of the issued and outstanding capital stock of CyberQuest duly endorsed in blank so as to effect transfer by delivery.

1.02. Issuance and Delivery of CBQ Shares. In exchange for the transfer by Shareholders to CBQ of all of the issued and outstanding CyberQuest capital shares hereunder, CBQ will forthwith cause to be forthwith issued and delivered to the Shareholders (I) 18,000,000 restricted common shares of CBQ (collectively, the CBQ Shares), and (ii) 70,000 shares of Class A Preferred Stock. The foregoing share numbers reflect a reverse one for four (1:4) capital share split which CBQ shall forthwith implement and make effective. CBQ shall also forthwith and make effective a change of name from Freedom Funding, Inc., to CBQ, Inc.

                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND ACQUIRED
                                  CORPORATION

2.01. Organization and Standing. CyberQuest is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with all corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of CyberQuest delivered to Purchaser herewith are complete and accurate as of the Closing Date.

2.02. Balance Sheet. A balance sheet and related statements of operations, cash flows and equity of CyberQuest dated as of and for the three year or lesser period, if inception occurred within three years, ended December 31, 1997, shall forthwith be delivered to CBQ. CyberQuest shall cause these financial statements to be (a) audited in accordance with Generally Accepted Auditing Standards, (b) prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis fairly presenting the financial position of CyberQuest and
(C) prepared to as to comply with Regulation S X and the time periods set forth in Form 8 KSB, that being within 75 days after the Closing Date. CyberQuest shall also deliver to CBQ within the aforesaid 75 day period any other audited and/or unaudited financial statements required under Regulation S X, Form 8 KSB or otherwise by applicable securities laws. (The foregoing audited and unaudited financial statements are collectively referred to herein as the Balance Sheet.)

2.03. Capitalization. CyberQuest has an outstanding capitalization which is all in the hands of the Shareholders, all of which has been fully paid for and is non assessable. There are no outstanding subscriptions, options, contracts, commitments or demands relating to the capital stock of CyberQuest or any other agreements of any character under which CyberQuest or the Shareholders would be obligated to issue or purchase shares of CyberQuest capital stock.

2.04. Title to Assets. CyberQuest has good and marketable title to all of its assets, all as set forth in the Balance Sheet, none of which are subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever except those that: (a) are disclosed on the Balance Sheet and/or the footnotes thereto or (b) do not materially and adversely affect the use of the asset. Further, the assets of CyberQuest are in good condition and repair.

2.05. Schedule of Assets. CyberQuest shall forthwith deliver to Purchaser a schedule of assets containing, as of the Closing Date, a true and complete: (a) description of all software licensing and sublicensing agreements in favor of or made by CyberQuest; (b) description of any real property in which CyberQuest has a leasehold interest; (C) list of all capitalized equipment of CyberQuest that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items; (d) list of all machinery, tools, and equipment in which CyberQuest has a leasehold interest, with a description of each interest; (e) list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights and copyright registrations owned by CyberQuest; and (f) list of all interests in subsidiaries and/or joint ventures.

2.06. Liabilities. Except as set forth in the Balance Sheet, CyberQuest presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business. CyberQuest is not in default with respect to any terms or conditions of any indebtedness. Further, CyberQuest has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against CyberQuest.

2.07. Litigation. CyberQuest is not a party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material and adverse effect on its operations or business, or on the financial condition, net worth, prospects or business of CyberQuest. To the best of the CyberQuest's knowledge, it is not aware of any facts that might result in any action, suit or other proceeding that would result in any material and adverse change in the business or financial condition of CyberQuest.

2.08. Compliance with Law and Instruments. The business and operations of CyberQuest are not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is not any pending claim or threatened action with respect to such rights. CyberQuest is not obligated to make any payments in the form of royalties, fees or otherwise to any owner of any patent, trademark, trade name or copyright.

2.09. Contractual Obligations. CyberQuest is not a party to or bound by any written or oral: (a) contract not made in the ordinary course of business, (b) bonus, pension, profit sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits other than in the ordinary course of business, (C) any real or personal property lease other than in the ordinary course of business or (d) deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of CyberQuest to a lien, encumbrance. CyberQuest has performed all obligations required to be performed by it under any of the contracts and leases to which it is a party as of the Closing Date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom CyberQuest has contractual arrangements are in default of their obligations.

2.10. Changes in Compensation. Since the date of the Balance sheet, CyberQuest has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or stockholder, other than in the normal course of business.

2.11. Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of CyberQuest are complete and accurate.

2.12. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of CyberQuest and the Shareholders in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents CyberQuest and/or the Shareholders from delivering the CyberQuest shares to CBQ in the manner contemplated under the Plan.

2.13. Taxes. CyberQuest has filed all income tax returns and, in each jurisdiction where qualified or incorporated, all income tax and franchise tax returns that are required to be filed. CyberQuest has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

2.14. Brokers. All negotiations on the part of CyberQuest and the Shareholders related to the Plan have been accomplished solely by CyberQuest and the Shareholders without the assistance of any person employed as a broker or finder. CyberQuest and the Shareholders have done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

2.15. Full Disclosure. As of the Closing Date, CyberQuest and the Shareholders have disclosed all events, conditions and facts materially affecting the business and prospects of CyberQuest. The Shareholders and CyberQuest have not withheld knowledge of any event, condition or fact that they have reasonable grounds to know may materially affect the business and prospects of CyberQuest. None of the representations and warranties made by the Shareholders or CyberQuest in this Agreement or in any instrument, writing or other document furnished to CBQ contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01. Organization and Standing. CBQ is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with all corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of CBQ delivered to the Shareholders and CyberQuest herewith are complete and accurate as of the Closing Date.

3.02.  Subsidiaries.  CBQ has no subsidiaries.

3.03. Capitalization. CBQ has an authorized capitalization consisting of 500,000,000 common shares, $.0001 par value per share, and 100,000,000 preferred shares, $.001 par value per share. As of the Closing Date, the number of common shares outstanding is as set forth in the Form 10 QSB as of and for the nine month period ended September 30, 1998, and, as of the Closing Date, no preferred shares are issued and outstanding, all of which issued and outstanding common shares are fully paid for and non assessable. There are no outstanding warrants, options, contracts, calls, commitments or demands relating to the unissued securities of CBQ.

3.04. Due Delivery. The CBQ Shares issued to the Shareholders have been validly authorized and issued and are fully paid for and non assessable. No CBQ shareholder has any preemptive right of subscription or purchase with respect to these shares.

3.05. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of CBQ in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents CBQ from delivering the CBQ shares in the manner contemplated under the Plan.

3.06. Brokers. All negotiations on the part of CBQ related to the Plan have been accomplished solely by CBQ without the assistance of any person employed as a broker or finder. CBQ has done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

3.07. Full Disclosure. As of the Closing Date, CBQ has disclosed all events, conditions and facts materially affecting the business and prospects of CBQ, and CBQ has not withheld knowledge of any event, condition or fact that it has reasonable grounds to know may materially affect the business and prospects of CBQ. None of the representations and warranties made by CBQ in this Agreement or in any instrument, writing or other document furnished to the Shareholders or CyberQuest contains any untrue statement of a material fact, or fails to state a material fact.


                                   ARTICLE IV
                     SURVIVAL OF WARRANTIES AND WARRANTIES

4.01. Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of any of the parties hereto to any other party pursuant to this Agreement shall be deemed representations and warranties made by the delivering party to the other parties under this Agreement. The covenants, representations and warranties of the parties shall survive the Closing Date for a period of one year, and then they shall lapse and be of no further effect.

4.02. Expenses. The parties to this Agreement shall pay their own expenses incurred hereunder and in regards of the transactions contemplated hereby, including, but not limited to, all fees and expenses of their respective counsel and accountants.


                                    ARTICLE V
                        COMPLIANCE WITH SECURITIES LAWS

5.01. Acknowledgments of the Shareholders. The Shareholders acknowledge, understand and agree that: (a) The certificates representing the CBQ Shares will each bear a legend restricting transfer in accordance with the exemptions from registration under the Securities Act of 1933, as amended, which CBQ has relied upon in the issuance of the CBQ Shares. (b) The CBQ Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state law (collectively, the Securities Act). (C) The CBQ Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. (d) The legal consequences of the foregoing mean that the Shareholders must bear the economic risk of the investment in the CBQ Shares for the requisite period of time. (e) No federal or state agency has made any finding or determination as to the fairness of an investment in CBQ, or any recommendation or endorsement of this investment.

5.02. Further Representations and Warranties of Shareholders. Shareholders each individually represent and warrant to CBQ as follows: (a) I have the financial ability to bear the economic risks of my investment, have adequate means of providing for my current needs and personal contingencies, and have no need for liquidity in this investment; and, further, I have evaluated the high risks of investing in CBQ and have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that I am capable of evaluating the merits and risks of an investment in the CBQ Shares. (b) I have been given the opportunity to ask questions of and receive answers from CBQ concerning the terms and conditions of this investment, and to obtain additional information necessary to verify the accuracy of the information I desired in order to evaluate my investment, and in evaluating the suitability of this investment I have not relied upon any representation or other information (whether oral or written), other than that furnished to me by CBQ or its representatives; further, I have had the opportunity to discuss with my professional, legal, tax and financial advisers the suitability of an investment in the CBQ Shares for my particular tax and financial situation; and, further, in making the decision to purchase the CBQ Shares, I have relied solely upon independent investigations made by me or on my behalf. (C) I am acquiring the CBQ Shares solely for my own personal account, for investment purposes only, and am not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.


                                   ARTICLE VI
                                  MISCELLANEOUS

6.01. Amendments. This Agreement may be amended or modified at any time, but only by an instrument in writing executed by CyberQuest, CBQ and each of the individual Shareholders.

6.02. Waiver. The Shareholders, CyberQuest and/or CBQ may, in writing, (a) extend the time for performance of any of the obligations of any other party to this Agreement, (b) waive any inaccuracies or misrepresentations contained in this Agreement or in any document delivered pursuant to this Agreement by any other party and/or (C) waive compliance with any of the covenants, or performance of any obligations, contained in this Agreement by any other party.

6.03. Assignment. (a) Neither this Agreement nor any right created hereby shall be assignable by any party without the prior written consent of the other parties, except by the laws of succession. (b) Except as limited by subparagraph
(a), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their permitted successors and assigns, any rights or remedies under this Agreement.

6.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, or to the party individually when deposited in the U.S. mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, or when delivered via facsimile; provided, however, that the communication is addressed as follows: (a) in case of CyberQuest and the Shareholders: 4851 Keller Springs Rd., Ste. 213, Dallas, Texas 75248; FAX: (972) 732 1169; and (b) in case of CBQ: 1999 Broadway, Ste. 3235, Denver, CO 80202; FAX (303) 292 2882.

6.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.06. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. It may be executed in any number of counterparts, but the aggregate of such counterparts constitute only one and the same instrument.

6.07. Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

6.08. Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas.

6.09. Attorney's Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

6.10. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of any other parties' failure to perform any of the obligations under this Agreement; therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.


Purchaser: Freedom Funding, Inc.:
By: /s/ Mark S. Pierce
   Mark S. Pierce, President

Acquired Corporation: CyberQuest, Inc.:
By: /s/ Michael Sheriff
   Michael Sheriff, CEO

Shareholders:

Industrial Parts and Supplies, Inc.
By: /s/ Anne DeuPree, President
   Anne DeuPree, President

/s/ Cynthia Jared
Cynthia Jared

/s/ Lynn Elliott
Lynn Elliott

Midland, Inc.:

By: Mark S. Pierce
    Mark S. Pierce, President

CyberQuest, Ltd.:
By: CyberQuest Management Group, L.L.C.
    Its General Partner

By: R.J. Pipes
    R.J. Pipes, Its Manager

Andrew Pierce, CO UGMA

By: /s/ Mark S. Pierce
   Mark S. Pierce, CO UGMA

/s/ Michelle E. Kopp
Michelle E. Kopp

/s/ Lynn Elliott
Lynn Elliott

                                                                    Exhibit 10.2
                              Acquisition Agreement
                             Reliance Technologies

                         PLAN AND AGREEMENT OF PURCHASE

This plan and agreement of purchase (Plan) has been adopted as a reorganization under Section 368(b) of the Internal Revenue Code and entered into in Dallas, Texas, this fifth day of March, 1999, between CBQ, Inc., a Colorado corporation referred to in this Agreement as either the Purchaser or CBQ, and Reliance Technologies, Inc., a Texas corporation, and the shareholders of Reliance Technologies, Inc., all of whom are sometimes collectively referred to in this Agreement as the Shareholders.

CBQ will acquire (at the Closing) from the Shareholders 100% of the issued and outstanding capital stock of Reliance Technologies, Inc. in exchange for shares of voting stock of CBQ. Under this Plan, Reliance Technologies, Inc. will become a subsidiary of CBQ.


                                    ARTICLE I
                        EXCHANGE OF VOTING CAPITAL STOCK

1.01. Transfer and Delivery of Reliance Technologies, Inc. Shares. At the closing Shareholders will transfer and deliver to CBQ certificates evidencing 100% of the issued and outstanding Capital stock of Reliance Technologies, Inc. duly endorsed in blank so as to effect transfer by delivery.

1.02. Issuance and Delivery of CBQ Shares. In exchange for the transfer by Shareholders to CBQ of 100% of the issued and outstanding Reliance Technologies, Inc. capital shares hereunder, CBQ will forthwith cause to be issued and delivered to the Shareholders 1,000,000 restricted common shares of CBQ (Collectively, the CBQ Shares).

1.03. CBQ will establish at closing The Reliance  Technology  Stock Option Plan,
Exhibit 4 to this Agreement, and will contribute 100,000 shares to this Incentive Stock Option Plan for key employees of Reliance Technologies, Inc.

1.04. CBQ will fund or will have funded the Business Plan of Reliance Technology, Inc., in the cumulative amount of $250,000, within twelve (12) months of the Closing Date. Funded will mean that CBQ has arranged equity financing from any source. It may involve equipment or services provided by outside suppliers.

1.05. Right of Recission. Should CBQ not fund or arrange funding as described in
1.04 above, then Reliance Technologies, Inc. reserves the right to rescind this Agreement in its entirety. If rescinded, all CBQ Shares issued in 1.02 above shall be transferred and delivered to CBQ; the certificates duly endorsed in blank so as to effect transfer by delivery. Any rights, including shares issued from those rights, granted under the Reliance Technology Stock Option Plan in
1.03 above shall be immediately void and of no effect. In addition, all monies funded under 1.04 above are due and payable to CBQ. This Right of Recission will expire Midnight twelve (12) months from the Date of Closing.

1.04. Closing Date. The Closing Date will be March 15, 1999 at 10:00 AM at the offices of CBQ in Dallas, Texas unless otherwise determined by Mutual agreement.


                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND ACQUIRED
                                  CORPORATION

2.01. Organization and Standing. Reliance Technologies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Texas, with all Corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of Reliance Technologies, Inc. delivered to Purchaser herewith are complete and accurate as of the Closing Date.

2.02. Balance Sheet. A balance sheet and related statements of operations, cash flows and equity of Reliance Technologies, Inc. dated as of and for the three year or lesser period, if inception occurred within three years, ended December 31, 1998, shall forthwith be delivered to CBQ. Reliance Technologies, Inc. shall cause these financial statements to be (a) audited in accordance with Generally Accepted Auditing Standards, (b) prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis fairly presenting the financial position of Reliance Technologies, Inc. and (c) prepared to as to comply with Regulation S X and the time periods set forth in Form 8 KSB, that being within 75 days after the Closing Date. Reliance Technologies, Inc. shall also deliver to CBQ within the aforesaid 75 day period any other audited and/or unaudited financial statements required under Regulation S X, Form 8 KSB or otherwise by applicable securities laws. (The foregoing audited and unaudited financial statements are collectively referred to herein as the Balance Sheet.)

2.03. Capitalization. Reliance Technologies, Inc. has an outstanding capitalization, which is all in the hands of the Shareholders, all of which has been fully paid for and is non assessable. There are no outstanding subscriptions, options, contracts, commitments or demands relating to the capital stock of Reliance Technologies, Inc. or any other agreements of any character under which Reliance Technologies, Inc. or the Shareholders would be obligated to issue or purchase shares of Reliance Technologies, Inc. capital stock, except as described and disclosed on Exhibit 1 to this Agreement.

2.04. Title to Assets. Reliance Technologies, Inc. has good and marketable title to all of its assets, all as set forth in the Balance Sheet, none of which are subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever except those that: (a) are disclosed on the Balance Sheet and/or the footnotes thereto or (b) do not materially and adversely affect the value of the asset. Further, the assets of Reliance Technologies, Inc. are in good condition and repair.

2.05. Schedule of Assets. Reliance Technologies, Inc. shall forthwith deliver to Purchaser a schedule of assets containing, as of the Closing Date, a true and complete: (a) description of all software licensing and sublicensing agreements in favor of or made by Reliance Technologies, Inc.; (b) description of any real property in which Reliance Technologies, Inc. has a leasehold interest; (c) list of all capitalized equipment of Reliance Technologies, Inc. that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items; (d) list of all machinery, tools, and equipment in which Reliance Technologies, Inc. has a leasehold interest, with a description of each interest; (e) list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights and copyright registrations owned by Reliance Technologies, Inc.; and (f) list of all interests in subsidiaries and/or joint ventures.

2.06.  Liabilities.   Except  as  set  forth  in  the  Balance  Sheet,  Reliance
Technologies, Inc. presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business. Reliance Technologies, Inc. is not in default with respect to any terms or conditions of any indebtedness. Further, Reliance Technologies, Inc. has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Reliance Technologies, Inc..

2.07. Litigation. Reliance Technologies, Inc. is not a party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material and adverse effect on its operations or business, or on the financial condition, net worth, prospects or business of Reliance Technologies, Inc. To the best of the Reliance Technologies, Inc.'s knowledge, it is not aware of any facts that might result in any action, suit or other proceeding that would result in any material and adverse change in the business or financial condition of Reliance Technologies, Inc.

2.08. Compliance with Law and Instruments. The business and operations of Reliance Technologies, Inc. are not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is not any pending claim or threatened action with respect to such rights. Reliance Technologies, Inc. is not obligated to make any payments in the form of royalties, fees or otherwise to any owner of any patent, trademark, trade name or copyright, except as set forth on Exhibit 2.

2.09. Contractual Obligations. Reliance Technologies, Inc. is not a party to or bound by any written or oral: (a) contract not made in the ordinary course of business, (b) bonus, pension, profit sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits other than in the ordinary course of business, except as disclosed on Exhibit 3 to this Agreement, (c) any real or personal property lease other than in the ordinary course of business or (d) deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of Reliance Technologies, Inc. to a lien or encumbrance. Reliance Technologies, Inc. has performed all obligations required to be performed by it under any of the contracts and leases to which it is a party as of the Closing Date and is not in material breach under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom Reliance Technologies, Inc. has contractual arrangements are in default of their obligations.

2.10. Changes in Compensation. Since the date of the Balance sheet, Reliance Technologies, Inc. has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, gent or stockholder, other than in the normal course of business.

2.11. Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of Reliance Technologies, Inc. are current and accurate.

2.12. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Reliance Technologies, Inc. and the Shareholders in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents Reliance Technologies, Inc. and/or the Shareholders from delivering the Reliance Technologies, Inc. shares to CBQ in the manner contemplated under the Plan.

2.13. Taxes. Reliance Technologies, Inc. has filed all income tax returns and, in each jurisdiction where qualified or incorporated, all income tax and franchise tax returns that are required to be filed. Reliance Technologies, Inc. has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

2.14. Brokers. All negotiations on the part of Reliance Technologies, Inc. and the Shareholders related to the Plan have been accomplished solely by Reliance Technologies, Inc. and the Shareholders without the assistance of any person employed as a broker or finder. Reliance Technologies, Inc. and the Shareholders have done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

2.15. Full Disclosure. As of the Closing Date, Reliance Technologies, Inc. and the Shareholders have disclosed all events, conditions and facts materially affecting the business and prospects of Reliance Technologies, Inc. The Shareholders and Reliance Technologies, Inc. have not withheld knowledge of any event, condition or fact that they have reasonable grounds to know may materially affect the business and prospects of Reliance Technologies, Inc. None of the representations and warranties made by the Shareholders or Reliance Technologies, Inc. in this Agreement or in any instrument, writing or other document furnished to CBQ contains any untrue statement of a material fact, or fails to state a material fact.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01. Organization and Standing. CBQ is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with all corporate powers necessary to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of CBQ delivered to the Shareholders and Reliance Technologies, Inc. herewith are complete and accurate as of the Closing Date.

3.02.  Subsidiaries.  CBQ has subsidiaries.

3.03. Capitalization. CBQ has an authorized capitalization consisting of 500,000,000 common shares, $.0001 par value per share, and 100,000,000 preferred shares, $.001 par value per share. As of the Closing Date, the number of common shares and preferred shares outstanding is as set forth in the Form 8K A as of February 2, 1999; all of which issued and outstanding shares are fully paid for and non assessable. CBQ has granted and registered 280,000 S 8 options; and granted, subject to vesting, 300,000 options to outside parties at an option price of closing market bid price or greater.

3.04. Due Delivery. The CBQ Shares issued to the Shareholders have been validly authorized and issued and are fully paid for and non assessable. No CBQ shareholder has any preemptive right of subscription or purchase with respect to these shares.

3.05. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of CBQ in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents CBQ from delivering the CBQ shares in the manner contemplated under the Plan.

3.06. Brokers. All negotiations on the part of CBQ related to the Plan have been accomplished solely by CBQ without the assistance of any person employed as a broker or finder. CBQ has done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

3.07. Full Disclosure. As of the Closing Date, CBQ has disclosed all events, conditions and facts materially affecting the business and prospects of CBQ, and CBQ has not withheld knowledge of any event condition or fact that it has reasonable grounds to know may materially affect the business and prospects of CBQ. None of the representations and warranties made by CBQ in this Agreement or in any instrument, writing or other document furnished to the Shareholders or Reliance Technologies, Inc. contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE IV
                      SURVIVAL OF WARRANTIES AND WARRANTIES

4.01. Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of any of the parties hereto to any other party pursuant to this Agreement shall be deemed representations and warranties made by the delivering party to the other parties under this Agreement. The covenants, representations and warranties of the parties shall survive the Closing Date for a period of one year, and then they shall lapse and be of no further effect.

4.02. Expenses. The parties to this Agreement shall pay their own expenses incurred hereunder and in regards of the transactions contemplated hereby, including, but not limited to, all fees and expenses of their respective counsel and accountants.


                                    ARTICLE V
                         COMPLIANCE WITH SECURITIES LAWS

5.01. Acknowledgments of the Shareholders. The Shareholders acknowledge, understand and agree that: (a) The certificates representing the CBQ Shares will each bear a legend restricting transfer in accordance with the exemptions from registration under the Securities Act of 1933, as amended, which CBQ has relied upon in the issuance of the CBQ Shares. (b) The CBQ Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state law (collectively, the Securities Act). (C) The CBQ Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act of 1933 or 1934. (d) The legal consequences of the foregoing mean that the Shareholders must bear the economic risk of the investment in the CBQ Shares for the requisite period of time. (e) No federal or state agency has made any finding or determination as to the fairness of an investment in CBQ, or any recommendation or endorsement of this investment.

5.02. Further Representations and Warranties of Shareholders. Shareholders each individually represent and warrant to CBQ as follows: (a) I have the financial ability to bear the economic risks of my investment, have adequate means of providing for my current needs and personal contingencies, and have no need for liquidity in this investment; and, further, I have evaluated the high risks of investing in CBQ and have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that I am capable of evaluating the merits and risks of an investment in the CBQ Shares. (b) I have been given the opportunity to ask questions of and receive answers from CBQ concerning the terms and conditions of this investment, and to obtain additional information necessary to verify the accuracy of the information I desired in order to evaluate my investment, and in evaluating the suitability of this investment I have not relied upon any representation or other information (whether oral or written), other than that furnished to me by CBQ or its representatives; further, I have had the opportunity to discuss with my professional, legal, tax and financial advisers the suitability of an investment in the CBQ Shares for my particular tax and financial situation; and, further, in making the decision to purchase the CBQ Shares, I have relied solely upon independent investigations made by me or on my behalf. (C) I am acquiring the CBQ Shares solely for my own personal account, for investment purposes only, and am not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.01. Amendments. This Agreement may be amended or modified at any time, but only by an instrument in writing executed by Reliance Technologies, Inc., CBQ and each of the individual Shareholders.

6.02. Waiver. The Shareholders of Reliance Technologies, Inc. and/or CBQ may, in writing, (a) extend the time for performance of any of the obligations of any other party to this Agreement, (b) waive any inaccuracies or misrepresentations contained in this Agreement or in any document delivered pursuant to this Agreement by any other party and/or (C) waive compliance with any of the covenants, or performance of any obligations, contained in this Agreement by any other party.

6.03. Assignment. (a) Neither this Agreement nor any right created hereby shall be assignable by any party without the prior written consent of the other parties, except by the laws of succession. (b) This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their permitted successors and assigns, any rights or remedies under this Agreement.

6.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, or to the party individually when deposited in the U.S. Mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, or when delivered via facsimile; provided, however, that the communication is addressed as follows:

in case of Reliance Technologies, Inc. and the Shareholders:

4851 Keller Spring Road
Suite 228
Addison, TX  75001; (972) 381 1353;  and

in case of CBQ:

4851 Keller Springs Rd.
Suite. 213
Addison, Texas 75001; (972) 732 1100

6.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.06. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. It may be executed in any number of counterparts, but the aggregate of such counterparts constitute only one and the same instrument.

6.07. Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

6.08. Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas, and venue for any lawsuit shall be in Dallas County, Texas.

6.09. Attorney's Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

6.10. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of any other parties' failure to perform any of the obligations under this Agreement; therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

6.11. Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in Dallas, Texas in accordance with the then existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any state or federal court having jurisdiction. It is the intent of the parties to this Agreement that to arbitrate be irrevocable.

Purchaser: CBQ, Inc.:

By: /s/ Michael L. Sheriff
   Michael L. Sheriff, CEO

Acquired Corporation: Reliance Technologies, Inc.

By: /s/ Authorized Representative

Name:

Title:

Shareholders or Shareholder Agent:

By: /s/ Authorized Rep.        By: /s/ Authorized Rep.
   Shareholder                    Shareholder

By: /s/ Authorized Rep.        By: /s/ Authorized Rep.

                                    Exhibit 1

Subscriptions, Options, Contracts, Commitments or Demands relating to the Capital Stock of Reliance Technologies, Inc.

Acquired Corporation: Reliance Technologies, Inc.

By: /s/ Authorized Rep.



                                    Exhibit 2

Payments in the form of Royalties, Fees or otherwise to any owner of any Patent, Trademark, Trade Name or Copyright


Acquired Corporation: Reliance Technologies, Inc.

By: /s/ Authorized Rep.



                                    EXHIBIT 3

Bonus, Pension, Profit Sharing, Retirement, Stock Option Plans


Acquired Corporation: Reliance Technologies, Inc.

By: /s/ Authorized Rep.

                                    Exhibit 4

The Reliance Technology Stock Option Plan


Memorandum
To:  (Name of Employee)
From:  Reliance Technologies, Inc., subsidiary of CBQ, Inc.
Date:  (Month, Day, Year)
Subject:  Incentive Stock Option Plan and Agreement

I am pleased to inform you that the Board of Directors of CBQ, Inc., through its Executive Committee, has granted to you certain incentive stock options under CBQ Inc.'s Reliance Technology 1999 Incentive Stock Option Plan (the Plan), subject to your execution and return of both copies of the enclosed Stock Option Agreement (the Option Agreement).

A total of 100,000 shares of common stock of CBQ, Inc. (the Company) have been reserved for issuance under the Plan to key employee's of the Company. The Company is authorized to issue 500,000,000 shares of common stock.

The options granted to you are to purchase shares of the Company's common stock at the price of $ per share. The date of grant of these options is the date of this notice, and it is the determination of the Executive Committee that on this date the fair market value of the Company's common stock is $ per share. Beginning 13 months from the date of this notice, the options will vest at a rate of one fifth (1/5) per year and will be fully vested five years from the date of this notice.

Enclosed is a copy of the Plan and two copies of the Option Agreement. These documents govern the options granted to you, and you are advised to carefully review all the provisions of both documents. After you have reviewed the documents, you may speak with Michael Sheriff, the Company's CEO or Greg Allen, President of RelianceTechnologies, Inc., to discuss any questions or comments you may have. If the Plan and the Option Agreement are in order, please sign both copies of the Option Agreement and return them to the Company. The Company will then sign both copies and return one fully executed copy to you for your records.

Your options are in all respects limited and conditioned as provided in the Plan and the Option Agreement. At the time or times when you wish to exercise your options, in whole or in part, please refer to the provisions of the Plan and the Option Agreement dealing with methods and formalities of exercise of your options.

Ten of the most frequently asked questions regarding Incentive Stock Option Plans are asked and answered below:

1. What is an incentive stock option? An incentive stock option ("ISO") is the grant by a corporation to an employee of a right to purchase shares of the corporation's stock over a period of time at a price that is fixed at the time the ISO is granted.

2. Who may be granted an ISO? Only an employee of the Company or certain related companies may be granted an ISO.

3. How is the purchase price of an ISO determined? The purchase price of an ISO is the fair market value of a share of the Company's stock at the time the ISO is granted. Because the Company is a closely held corporation with no resale market for its shares, determination of fair market value will be made by the Company's Board of Directors. Whatever the fair market value is at the time the ISO is granted will be the purchase price for all shares subject to the ISO over the entire period during which the employee may exercise the ISO.

4. What are the benefits of an ISO? An ISO gives an employee the opportunity to share in the appreciation in the value of the Company's stock. For example, assume that the Company grants an ISO to an employee on July 1, 1995 to purchase 1000 shares of its common stock over a period of five years in annual installments of 200 shares per year beginning on July 1, 1996. If at the time of the grant the fair market value of the Company's stock is $10 per share, and at the end of year one the fair market value of the Company's stock is $20 per share, the employee would purchase stock worth $4,000 for $2,000 under the Plan.

5. What are the tax consequences of an ISO? An employee does not recognize taxable income at the time the ISO is granted to him. Neither does he recognize taxable income at the time the ISO is exercised, unless he fails to hold the shares purchased pursuant to the ISO for the statutorily prescribed ISO holding period, that is the later of two years from the date the ISO is granted or one year from the date that the shares are transferred to the employee. Provided that the employee holds the shares for the minimum holding period, he generally will only recognize taxable income upon the sale of the stock, that will be based on the difference between his basis (the price he paid for the stock) and his sale price. This amount will be taxed as capital gains income.

6. How is an ISO exercised? Each employee who is granted an ISO will receive a copy of the Plan and must sign a Stock Option Agreement ("Option Agreement"). The Plan contains the general terms and conditions governing the grant and exercise of ISOs, while the Option Agreement will govern the specifics of each employee's ISOs, including the vesting schedule. Under the Plan and the Option Agreement an employee who elects to exercise his vested ISOs must notify the Company in writing of his election, specify the number of shares he wishes to purchase, sign and submit to the Company an Investor Representation Letter (a copy of which is attached to each Option Agreement) and pay the entire purchase price for the shares with respect to which the ISOs are being exercised.

7. What if an ISO is not exercised at the time it vests? Each employee's Option Agreement will contain a vesting schedule that specifies: (1) the period of time over which the ISOs vest; (2) the number of shares with respect to which the ISOs vest each year; (3) the time in which the employee must elect to exercise those ISOs that have vested; and (4) whether or not vested but unexercised ISOs may be exercised by the employee at a later date. It is the Company's present intention to require employees to exercise vested ISOs within three months after they vest.

8. What if an employee's employment is terminated or if he dies or becomes disabled? If an employee's employment with the Company is terminated, he may at any time within one month after such termination exercise only those ISO's that he could have exercised as of his last day of employment. If any employee's employment is terminated because of death or disability, the one month period is extended to six months.

9. May an ISO be transferred by an employee to someone else? It is the Company present intention to prohibit any transfer other than a transfer to a deceased employee's estate or heirs upon his death, in that case the estate or heirs would have six months after the employee's death to exercise those ISO's that he could have exercised as of his date of death.

10. Will all Option Agreements be identical? No.


                     Incentive Stock Option Plan Agreement
                     Incentive Stock Option Plan of Reliance
           Technologies, Inc., a Wholly owned Subsidiary of CBQ, Inc.

                        Adopted as of (Month, Day, Year)

1. Purpose of the Plan. The purpose of the Reliance Technology 1999 Incentive Stock Option Plan (the Plan) is to encourage and enable selected employees of Reliance Technologies, Inc., a subsidiary corporation (the Subsidiary), to acquire or expand a proprietary interest in CBQ, Inc., the parent corporation (the Company). Subsidiary corporation and parent corporation are those terms as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the
Code). To accomplish this objective, the Plan provides a means whereby eligible employees may receive stock options that qualify as "incentive stock options" under Section 422A of the Internal Revenue Code as added by the Economic Recovery Tax Act of 1981 and as it may be amended from time to time (Section
422A).

2. Eligible Employees. Key employees, including officers and directors who are employees of the Subsidiary are eligible to receive an option or options under the Plan.

3. Stock Subject to the Plan. An aggregate of 100,000 authorized but unissued, or treasury, shares of the common stock of the Company, or such number and class of securities as adjusted to give effect to the anti dilution provisions contained in Paragraph 6.2 hereof, may be sold upon the exercise of options granted under the Plan. In the event that any option outstanding under the Plan expires, or is terminated for any reason, unexercised in whole or in part, prior to the end of the period during which options may be granted under the Plan, the shares of stock allocable to the unexercised portion of such option may again be subjected to option under the Plan.

4. Administration. The Plan shall be administered by the Executive Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall consist of one (1) officer or director from the Company and two
(2) officers or directors from the Subsidiary. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have full power to implement and carry out the Plan in all ways permissible under the applicable provisions of the Code, including, but not limited to, the following: (1) to construe and interpret the Plan; (2) to prescribe, amend and rescind rules and regulations relating to the Plan; and (3) to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall determine which employees should be granted options under the Plan, the number of shares of stock covered by each option, and the terms and conditions of each option.

5. Granting of Options. Options shall be granted within 10 years from the effective date of the Plan. Each option shall be evidenced by a written Stock Option Agreement executed by the Company and the employee to whom such option is granted. An option shall be deemed to have been granted only when the Stock Option Agreement has been duly executed by the Company and the employee to whom such option is granted has been notified of the granting of the option.

6. Terms and Conditions of Options. Each option shall be subject to the following terms and conditions:

6.1 Option Price. The option price, that shall be approved by the Committee, shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the Company's common stock at the time the option is granted. If an employee owns more than 10% of the outstanding stock of the Company, the option price shall be at least 110% of the fair market value of the stock. The fair market value for the purposes of the Plan shall be determined by the Committee in accordance with reasonable criteria that do not conflict with the applicable provisions of the Code.

6.2 Adjustments. In the event that the common stock of the Company is changed by reason of any stock split, reverse stock split, recapitalization, or other change in the capital structure of the Company, or converted into or exchanged for other securities as a result of any merger, consolidation or reorganization, or in the event that the outstanding number of shares of common stock of the Company is increased through payment of a stock dividend, appropriate proportionate adjustments shall be made in the number and class of shares of stock subject to the Plan, and the number and class of shares of stock subject to any option outstanding under the Plan; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustment. Any such adjustment shall be made by the Committee, whose determination shall be conclusive. If there is any other change in the number or kind of the outstanding shares of common stock of the Company, or of any other security into which such stock shall have been changed or for which it shall have been exchanged, and if the Committee, in its sole discretion, determines that such change equitably requires any adjustment in the options then outstanding under the Plan, such adjustment shall be made in accordance with the determination of the Committee. No adjustments shall be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its common stock or securities convertible into or exchangeable for shares of its common stock. All adjustments shall be made in such a manner that each option which is adjusted will continue to qualify under
Section 422A as an incentive stock option.

6.3 Other Rights in Event of Certain Reorganizations. New option rights may be substituted for the option rights granted under the Plan, or the Company's duties as to options outstanding under the Plan may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved, in such a manner that will allow the then outstanding options to continue to qualify as incentive stock options under Section 422A and to the full extent permitted thereby. Despite the foregoing provisions of this Section 6(3), in the event such employer corporation, or parent or subsidiary of such employer corporation, refuses to substitute new option rights for, and substantially equivalent to, the option rights granted under this Agreement, or to assume the option rights granted under this Agreement, as permitted by the Code, the option rights granted under this Agreement shall terminate and thereupon become null and void: (1) upon the reorganization, dissolution or liquidation of the Company, or similar occurrence; or (2) upon any merger, consolidation, acquisition or separation, or similar occurrence, if the Company is not the surviving corporation; provided, however, that each optionee shall have the right, immediately prior to or concurrently with such reorganization, dissolution, liquidation, merger, consolidation, acquisition, separation, or similar occurrence, and upon at least 10 days' written notice thereof, to exercise any unexpired option rights granted hereunder to the extent such option rights are exercisable at the time of mailing of such notice, but in any event subject to the time limitations for exercise of options provided in the Code.

In the event that the Committee, in its sole discretion, determines that it is desirable to offer its shares to the public pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or pursuant to an exemption under such Act, the Secretary of the Company shall notify all optionees affected of such determination in writing. In that event, all outstanding options shall become null and void 30 days after such notice is mailed, but each affected optionee shall, during such 30 day period, have the right to exercise any unexpired option rights granted under this Agreement to the extent such option rights are exercisable at the time of mailing of such notice, but in any event subject to the time limitations for exercise of options provided in the Code.

6.4 Option Exercise Period. Each option granted under the Plan shall become exercisable on a date or in installments, and shall expire on a date, determined by the Committee, but in no event shall an option expire later than 10 years from the date such option is granted, and in the case of an employee who owns more than 10% of the outstanding stock of the Company, in no event shall an option expire later than five (5) years from the date such option is granted.

6.5 Nonassignability of Option Rights. No option granted under the Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of an optionee, his or her option shall be exercisable only by him or her.

6.6 Other Provisions. Each option granted under the Plan may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Committee, and shall include such provisions and conditions as are necessary to qualify the option under Section 422A as an incentive stock option.

7. Amendment, Suspension, or Termination of the Plan. The Committee may at any time amend, suspend, or terminate the Plan. However, the Committee may not, without approval of the holders of a majority of the combined issued and outstanding voting shares of the Company, increase the aggregate number of shares of stock subject to the Plan (except as provided in Section 6.2 of this Agreement), and neither the amendment, suspension, nor termination of the Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any option granted under the Plan (except as provided in Section 6.2 or Section 6.3 in this Agreement). No option may be granted during any period of suspension or after termination of the Plan.

8. Action by Executive Committee. Any and all action authorized or required under Sections 1 through 7 of the Plan to be taken by the Committee may be taken by the Executive Committee of the Board of Directors of the Company if there be one and if the Board of Directors of the Company has duly delegated its authority to the Executive Committee to take such action.

9. Limit on Stock Subject to Options. Options shall not be granted to any individual pursuant to this Plan, the effect of which would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of ($500,000) (determined at the time of the grant of the options).

10. Non Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors of the Company, the submission of the Plan to the shareholders of the Company for their approval, nor any provision of the Plan shall be construed as creating any limitation on the power of the Board of Directors of the Company to adopt additional compensation arrangements from time to time as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

11. Effective Date of the Plan. The effective date of this Plan is . On this date the approval of both the shareholders and the Committee of directors of the Company was duly obtained. Options may be granted and exercised under the Plan only after there has been compliance with all applicable federal and state securities laws.

Stock Option Agreement

Options granted under the Reliance Technology 1999 Incentive Stock Option Plan.

This Stock Option Agreement (Agreement) is entered into as of _____________ between _________________ , a Texas Resident, residing at ___________________
(Employee) and CBQ, Inc., a Colorado Corporation with its principal place of business at 4851 Keller Springs Road, Suite 213, Addison, TX 75001 (Company).

General

On ______________ , the Company adopted an incentive stock option plan designated as the Reliance Technology 1999 Incentive Stock Option Plan (the
Plan),  pursuant to the options that qualify as "incentive  stock options" under
Section 422A of the Internal Revenue Code (the Code) as added by the Economic Recovery Act of 1981 and as it may be amended from time to time (Section 422A) may be granted to selected key employees of the Company or any of its affiliates.

On the date of this Agreement the Employee is a bona fide employee of the Company or one of its affiliates, as defined in the Plan.

The Executive Committee (the Committee) regards the Employee as a key employee, as contemplated by the Plan, has determined that it would be to the advantage and interest of the Company and its shareholders to grant to the Employee the option rights provided for within this Agreement as an inducement to remain in the service of the Company and as an incentive for increased efforts during such service, and has instructed the Company's officers to issue such option rights as provided in the Plan.

The Executive Committee has approved of the granting to the Employee of the option rights evidenced by this Agreement.

In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:


                                    Agreement

1. Grant of Option Rights. Subject to the Employee's continued employment, as provided in this Agreement, the Company hereby grants to the Employee the option rights specified below (the "Option Rights"):

1.1 The number of shares of the Company's stock that are subject to the Option Rights is shares of the Company's common stock (the Shares).

1.2 The option exercise price, which is not less than the fair market value of the Shares as of the date hereof, and in the case of an Employee who owns 10% or more of the Company's stock, not less than 110% of the fair market value of the Shares as of the date of this Agreement, is $ per Share.

1.3 The Option Rights may be exercised during the time periods, and as to the number of Shares with respect to when the Option is exercisable during each such time period, as follows:

1.3.1 Option Rights for up to 20% of the Shares may be exercised at any time or times, from and including the date that is 12 months from the date hereof to and including the Expiration Date;

1.3.2 Option Rights for up to an additional 20% of the Shares may be exercised at any time or times, from and including the date that is 24 months from the date of this Agreement to and including the Expiration Date;

1.3.3 Option Rights for up to an additional 20% of the Shares, may be exercised at any time or times, from and including the date that is 36 months from the date of this Agreement to including the Expiration Date;

1.3.4 Option Rights for up to an additional 20% of the Shares, may be exercised at any time or times, from and including the date that is 48 months from the date of this Agreement to including the Expiration Date; and

1.3.5 Option Rights for up to an additional 20% of the Shares, may be exercised at any time or times, from and including the date that is 60 months from the date of this Agreement to including the Expiration Date.

1.4 The minimum number of Shares with respect to which the Option Rights may be exercised is the lesser of 20 Shares or the total number of Shares with respect to when the Option Rights may be exercised during any given time period.

1.5 To exercise any of the Option Rights, the Employee must have remained in the employ of the Company or one of its affiliates continuously through the exercise date, except as otherwise provided in Section 3 below. The granting of the Option Rights shall impose no obligation on the Company or any of its affiliates to continue the employment of the Employee, and shall not lessen or affect the right of the Company or any affiliate that employs the Employee to terminate such employment or to change the duties, compensation, or other terms of employment of the Employee. Any Option Rights that are not exercised on or before the Expiration Date (as defined in Section 3 below) shall automatically terminate and become null and void.

2. Fractional Shares; Compliance with Laws. In no event shall the Company be required to issue fractional shares upon the exercise of any Option Rights granted under this Agreement. No Option Rights may be exercised, and the Company shall not be required to issue or deliver any certificate(s) for any of the Shares until there has been compliance with all then applicable requirements of law, including such registration or other proceedings under federal and state securities laws as may in the Company's opinion be necessary or appropriate.

3. Necessity of Employment When Option is Exercised. The Option Rights, to the extent they have not expired or been exercised, shall terminate and become null and void on the date that the Employee ceases, for any reason, to be an employee of the Company or one of its affiliates, and shall not be exercisable on or after such date, except that:

3.1 In the event of the termination of such employment for any reason other than the death or disability of the Employee, the Employee may, at any time within a period of one month after such termination of employment, exercise any or all of the Option Rights to the extent the Option Rights were exercisable under the provisions of Section 1 in this Agreement on the date of the termination of such employment.

3.2 In the event of the death of disability of the Employee while in the employ of the Company, the Employee, the personal representatives of the Employee or any person or persons who acquired any such Option Rights from the Employee by will or the applicable laws of descent and distribution may, at any time within a period of three months after the death or disability of the Employee, exercise any or all of the Option Rights to the extent the Option Rights were exercisable under the provisions of Section 1 within this Agreement on the date of the death or disability of the Employee.

In no event may any Option Rights be exercised by any person or entity after the date immediately preceding the 10th anniversary date of this Agreement, or the date on which the Option Rights terminate pursuant to this Section 3 or any other provision of this Agreement. Each such date is referred to in this Agreement as the Expiration Date. References throughout this Agreement to the Employee shall be deemed, where appropriate, to include any person entitled to exercise the Option Rights after the death of the Employee under the terms of
Section 3.1 or Section 3.2.

4. Nonassignability of Option Rights. The Option Rights: (1) shall, except as provided in Section 3 of this Agreement, be exercisable only by the Employee;
(2) shall not be transferred, assigned, pledged or hypothecated in any manner whatsoever, whether voluntarily, involuntarily or by operation of law; and (3) shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option Rights contrary to the provisions of this Agreement, the Option Rights shall immediately become null and void.

5. Adjustments. Appropriate proportionate adjustments shall be made by the Company in the number and class of Shares subject to the Option Rights and the exercise price of the Option Rights in the event that: (1) the common stock of the Company is changed by reason of any stock split, reverse stock split, recapitalization, or other change in the capital structure of the Company, or converted into or exchanged for other securities as a result of any merger, consolidation or reorganization; or (2) the outstanding number of shares of common stock of the Company is increased through payment of a stock dividend; provided, however, that the Company shall not be required to issue fractional Shares as a result of any such adjustment. If there is any other change in the number or kind of the outstanding shares of capital stock of the Company, or of any other security into which such stock shall have been changed or for which it shall have been exchanged, and if the Committee, in its sole discretion, determines that such change equitably requires any adjustment in the Option Rights granted under this Agreement, such adjustment shall be made in accordance with the determination of the Committee. No adjustments shall be required by reason of the issuance or sale by the Company for cash or other consideration of additional sales of its capital stock or securities convertible into or exchangeable for shares of its capital stock. All adjustments shall be made in such a manner that will allow the Option Rights to continue to qualify under
Section 422A as "Incentive Stock Option" rights.

New option rights may be substituted for the Option Rights, or the Company's duties under this Agreement may be assumed by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation, or like occurrence, where the Company is involved, in such a manner that will allow the Option Rights to continue to qualify as "incentive stock option" rights under Section 422A and to the full extent permitted thereby. Notwithstanding the foregoing provisions of this Paragraph 5, in the event such employer corporation, or parent or subsidiary of such employer corporation, refuses to substitute new option rights for, and substantially equivalent to, the option rights, or to assume the Options Rights, as permitted by the Code, the Option Rights shall terminate and therefore become null and void: (1) upon the reorganization; dissolution or liquidation of the Company, or similar occurrence; or (2) upon any merger, consolidation, acquisition, or separation, or similar occurrence, if the Company is not the surviving corporation; provided, however, that the Employee shall have the right, immediately prior to or concurrently with such reorganization, dissolution, liquidation, merger, consolidation, acquisition, separation or similar occurrence, and upon at least 10 days' written notice thereof, to exercise any unexpired Option Rights granted under this Agreement to the extent the Option Rights are exercisable at the time of mailing of such notice, but subject, nevertheless, to the condition that no Option Rights granted under this Agreement may be exercised after the Expiration Date.

In the event that the Board of Directors, in its discretion, determines that it is in the best interests of the Company to offer its shares of capital stock to the public pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or pursuant to an exemption under such Act, the Secretary of the Company shall notify the Employee in writing of such determination. In that event, all outstanding Option Rights shall become null and void 30 days after such notice is mailed, but the Employee shall during such 30 day period, have the right to exercise any unexpired Option Rights granted to him or her under this Agreement to the extent such Option Rights are exercisable at the time of mailing of such notice, but in any event subject to the time limitations for exercise of the Option Rights provided in the Code.

6. Method of Exercise; Rights of Optionee in Stock. The Option Rights shall be exercisable upon delivery to the Company of an executed Investment Representation Letter attached hereto as Exhibit A, accompanied by payment in cash to the Company of the option exercise price as to the Shares being purchased. Neither the Employee nor his/her personal representatives, heirs, or legatees shall have any rights or privileges of a shareholder of the Company in respect to the Shares issuable upon the exercise of the Option Rights, unless and until certificate(s) representing such shares shall have been issued and delivered in accordance with the terms hereof.

7. Notices. Any notice to be given under the terms of this Agreement shall be mailed, telegraphed or delivered, and confirmed, to the Company, in care of its Secretary, at the principal office of the Company, and any notice to be given to the Employee shall be mailed, telegraphed or delivered, and confirmed, to him or her at the address given beneath his/her signature hereto, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given 48 hours after the deposit in the United States mail, addressed as mentioned before, registered or certified and postage and registry or certification fee prepaid.

8. Date of Grant. The Option Rights shall be deemed to have been granted on the date when the Company executed this Agreement and notified the Employee of the granting of the Option Rights. Such date is within 10 years from the Effective Date as defined in the Plan.

9. Option Rights Governed by Plan and Internal Revenue Code. The provisions of the Plan shall be deemed to be incorporated in and to have been made a part of this Agreement, and shall be deemed to be controlling in the event that any of the provisions of this Agreement are inconsistent. This Agreement shall be deemed to include such other provisions not set forth in the Plan or herein, or inconsistent with any provisions set forth in the Plan or herein, as may be necessary to qualify the option granted under this Agreement as an "incentive stock option" under Section 422A.

10. Acquisition for Investment. By accepting this Stock Option Agreement, the Employee represents, covenants, and warrants for himself/herself, his/her personal representatives, heirs, and legatees that such stock Option Rights are being acquired with no view to any distribution and that, upon each issuance of Shares in accordance with this Agreement, the Employee, his personal representatives, heirs, or legatees receiving such Shares shall, if requested, represent in writing to the Company that such Shares are being acquired with no view to any distribution or shall make such other representations in writing to the Company, with respect to the further transfer of such Shares, as may be deemed by the Company to be necessary or appropriate under the applicable federal and state securities laws. The Company, at its sole discretion, may take all reasonable steps (including the affixing of an appropriate legend on certificates embodying such Shares) to assure itself against any resale or distribution not in compliance with federal or state securities laws.

11. Persons Bound.  Subject to the  provisions  against  assignment set forth in
Section 4 hereof, this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, and the personal representatives, heirs, and legatees of the Employee.

12. Stock Restriction Agreement. By executing this Agreement, the Employee agrees to be bound by all the terms and conditions of the form of Stock Restriction Agreement of the Company that is in existence immediately prior to the date that any Option Rights are exercised, a copy of which shall be delivered to him prior to his exercise of the Option Rights. The Stock Restriction Agreement shall include provisions that: (1) prohibit the Employee from transferring any Shares to a third party without first offering the Shares to the Company and its other shareholders for purchase; and (2) grant the Company and its other shareholders options to purchase any or all of the Shares of an Employee who dies, becomes disabled or files for bankruptcy or whose employment with the Company is terminated.

The Company has caused this Agreement to be executed on its behalf by an officer of the Company, on the date set forth above, and the Employee has executed this Agreement on or as of such date, which date is the time of the granting of the Option Rights.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

Employee:                                  CBQ,
Inc.

By                                         By

Name                                       Name

Executive Committee:

                                    Exhibit A

Investment Representation Letter(Month,  Day, Year)
To the Board of Directors of CBQ, Inc.

Gentlemen:

I am the holder of certain incentive stock options rights (the "Option Rights") granted to me pursuant to a certain Stock Option Agreement dated between CBQ, Inc. (the "Company") and me (the Agreement). Pursuant to Section 6 of the Agreement, the Company is hereby notified of my election to exercise my Options Rights to purchase shares of common stock of the Company (the Shares) at the price and on the terms provided for in the Agreement. A check in the amount of $ , representing the aggregate purchase price for the Shares is being delivered to you together with this letter.

In connection with the foregoing, I hereby make the following representations, warranties and covenants on which the Company is entitled to rely:

1. I have received a copy of the Reliance Technology 1999 Incentive Stock Option Plan adopted as of (Plan) and the Agreement, have read and understand the Plan and the Agreement and agree to be bound by their respective terms and conditions.

2. I am acquiring the Shares solely for my own account (and not directly or indirectly for the account of any other person whatsoever), for investment and not with a view to or for sale in connection with any distribution of the Shares.

3. I have either (1) a pre existing personal or business relationship with the Company or any one of its partners, officers, directors, or controlling persons, or (2) such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of acquiring the Shares.

4. I have had access to such information concerning the Company, including financial information, as I deem necessary to enable me to make an informed decision concerning my acquisition of the Shares.

5. I am aware that I must bear the economic risk of investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 ("1933 Act") or any state securities act, and the Shares cannot be sold unless they are subsequently registered under the 1933 Act, applicable state securities acts, or exemptions from such registrations are available.

6. I am aware that the Shares are subject to restrictions on transfer imposed by the 1933 Act and applicable state securities acts, and that the Company shall place on the certificates representing the Shares legends setting forth such restrictions.

7. I confirm the terms of Section 12 of the Agreement that requires me to become a party to, and be bound by the terms and conditions of, a certain Stock Restriction Agreement to be entered into between the Company and me with respect to the Shares, a copy of which has been provided to me for my review.

8. I am a resident.


Very truly yours,

(Signature)

(Name and Address)

(SSN)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8 KSB
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                November 19, 1998
                                (Date of Report)

                                    CBQ, Inc.
             (Exact name of registrant as specified in its charter)

                                    Colorado
                 (State or other jurisdiction of incorporation)

       33 14707 NY                                      84 1047159
(Commission File Number)                    (IRS Employer Identification Number)

4851 Keller Springs Rd., Ste. 213, Dallas, Texas  75248
(Address of principal executive offices including zip code)

                                 (972) 732 1100
               (Registrant's telephone number including area code)

    Freedom Funding, Inc., 1999 Broadway, Ste. 3235, Denver, Colorado 80202
          Former name or former address, if changed since last report)

Item 1.  Change in Control of Registrant.

Acquisition of CyberQuest, Inc.

On November 19, 1998, Freedom Funding, Inc., a Colorado corporation (Company), entered into a reorganization agreement (Reorganization Agreement) with CyberQuest, Inc., a Colorado corporation (CyberQuest), and the shareholders of CyberQuest pursuant to which the Company acquired all of the outstanding proprietary interest of CyberQuest in a stock for stock exchange which resulted in CyberQuest becoming a wholly owned subsidiary of the Company and the shareholders of CyberQuest acquiring control of the Company through their stock ownership.

The Reorganization Agreement calls for the immediate change of the name of the Company to CBQ, Inc., and the immediate effectuation of a reverse one for four (1:4) common share split. The Company has initiated this process and anticipates that the name change and reverse split should become effective during the first or second week of December, 1998. All further references in this report are to post split share figures.

The Company, under the Reorganization Agreement, issued 18,000,000 common shares and 70,000 shares of the Class A: Redeemable, Convertible Preferred Stock of the Company to the shareholders of CyberQuest in exchange for the issued and outstanding shares of this subsidiary. Pursuant to the Reorganization Agreement the existing director and sole executive officer resigned and the Company appointed Messrs. Michael Sheriff (Chairman), James E. Malone and R.J. Pipes as directors. Mr. Sheriff was then appointed Chief Executive Officer, Mr. Malone President and Treasurer and Mr. William J. Flannery Secretary.

The Series A Preferred Stock issued under the Reorganization Agreement consists of 70,000 shares with a stated price of $10 per share, and has the following features: (a) Dividend None. (b) Conversion None. (C) Redemption Elective and cumulative as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share; (2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of (y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; and (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and (3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share. (d) Liquidation Preference None. (e) Sinking Fund None. (f) Voting Rights None. (g) Additional Provisions In the event that the Company offers and sells at any time during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share on a private, non registered basis, the Company will grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing the acquisition of one share of common stock for each ten shares of common stock issued and sold. The warrant will be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.

Overview of CyberQuest:

Founding and Business Summary: CyberQuest began operations in January, 1996. CyberQuest's web site is at http://www.cbq.com, with principal executive offices at 4851 Keller Springs Road, Suite 213, Dallas, TX 75248. The telephone number at this address is: (972) 732 1100; the facsimile number is: (972) 732 1169; and the e mail address is: info@cbq.com.

CyberQuest is a full service Internet development company, focusing its efforts on Internet commerce in the business to consumer and business to business marketplace. CyberQuest also develops, implements and maintains business Web Sites, Intranets and Databases for client companies.

CyberQuest management has several years experience with marketing and the use of the Internet. Management first developed a straight forward method that allows small, medium and large businesses to integrate and manage Internet sites in order to complement their other selling efforts. In 1994, pioneering the Internet marketplace, management developed and launched one of the first Internet retail commerce sites, the award winning Good Stuff Cheap, which offers resellers a medium for marketing merchandise and selling excess inventory through secured transactions. This site has been featured in a number of publications, including USA TODAY Hot Site, The Dallas Morning News, the NET, Wired, WebWeek, and the Discovery Television Internet commerce sites developed by management have won a number of awards and recognition for excellence in graphics and overall media presentation.

In April, 1996, acquired and significantly enhanced the technology for bid4it under a world wide license from EDS. CyberQuest, using bid4it, has introduced a new sales paradigm the interactive on line exchange (Exchange) in a bid and ask format. Designed to serve as an efficient and entertaining sales channel for popular products over the World Wide Web (Web) the site is designed to appeal to businesses, resellers and consumers. Management believes that bid4it is a new sales channel for the Internet and that users are attracted to the site because of its win/win format and convenience. Management believes that there is a significant market for bid4it; especially for excess and unique merchandise.

Management Team: CyberQuest's leadership team is headed by Messrs. Mike Sheriff, CEO, and Jim Malone, President. The management staff also includes Tommie Farris, Commerce Business Manager.

Executive Summary:

Internet Opportunity Presented by bid4it.com: Businesses have aggressively begun to use the Internet as a fourth channel of distribution. Bid4it (www.bid4it.com), CyberQuest's newest E Commerce site, is designed to serve as an efficient, entertaining and market driven e tailing channel for popular products over the Web. The site, management believes, appeals to businesses, resellers and consumers alike, and the Company believes that this on line exchange (Exchange) represents a new sales format that it believes will be further and more widely accepted because it leverages the unique characteristics of the Internet. Bid4it brings the e market experience, along with all of its dynamics, directly into corporate offices and consumers homes and home offices. Buyers can bid for products 24 hours a day, 7 days a week in a relaxed atmosphere without the pressure of salespeople and without the inconvenience of traveling to fixed locations during limited hours. In addition, a sense of community is engendered as buyers place bids relative to perceived value and sellers compete for customers in an interactive Exchange sales format.

Bid4it has and will offer a wide variety of new merchandise, including computers, peripherals, consumer electronics, program cars, rare wines, power tools, sports and fitness equipment and jewelry. Using CyberQuest's proprietary bid4it Exchange software, the core technology for which was provided under a license with EDS, customers bid in a freely competitive market without the constraints of less flexible pricing that characterize traditional retailing or the inconvenience or other limitations of an auction. Sellers are able to issue competing, confidential asking prices and buyer's bids set the price. Using CyberQuest's proprietary CyberMarketMaker technology, the bids are sorted in order of submission by price of bid. If two bids match the ask price, the earlier bid will win based on available inventory. Likewise, if multiple asks match a bid, the first ask placed will be matched. In response to market activity, i.e. orders and bids, CyberMarketMaker will adjust the asking prices up or down accordingly. This Exchange format encourages a negotiation between bidder and seller in a market making environment.

Bidders continually maintain control of their bids, having the ability to withdraw, modify or lower a bid from the privacy of their own password protected home pages. Sellers also maintain complete control from the privacy of their password protected home pages. Sellers, who may remain anonymous, are in full control of the terms of the sale. The seller may establish minimum quantities and, in addition to the asking price, set a floor price below which no sale can occur. In addition, the vendor may remove items from the site at will or may change quantities to reflect the vendor's current inventory position. Further, sellers are free to accept any bid below the ask at their discretion. With this innovative way to purchase goods and services on the Internet, CyberQuest answers the needs of the corporate community, small businesses, resellers and consumers by providing an optimum marketplace to conduct commerce.

CyberQuest believes that by constantly changing the presentation of its Web site it will enhance customer interest and attract and maintain a large and loyal customer base. bid4it's rotating merchandise mix gives customers the opportunity to bid on desirable merchandise from a number of different product categories, mostly from well known, name brand manufacturers. This changing product/price mix and the bid4it Exchange format gives CyberQuest's potential customers the impression that they may be able to negotiate exceptional deals every time they visit the site.

Customer satisfaction is assured through agreements with vendors regarding product guarantees and return privileges. Customer service functions are integrated and interactive by using on line forms and E mail communication. The customer service staff also offers assistance toll free during office hours.

Operating under the Principal Sales Model, CyberQuest takes title to the merchandise, but carries no inventory. Its transaction fees, i.e. margins, are improved when CyberQuest acts as its own seller/distributor, accepting lower distributor discounts in exchange for vendor stocking and drop shipping.

Market Analysis:

Market Opportunity: Commerce conducted over the Web is expected to grow dramatically from $2.6 billion in 1996 to over $220 billion during 2001, according to International Data Corporation (IDC), a Boston, MA. market research firm. Demographics of the more than 30 million potential Web users in 1996, according to BancAmerica researchers, included 15 million US households, 12 million US businesses, government and educational institutions and 4 million non US users. CyberQuest believes it is positioned to effectively compete with its Exchange on the Internet. To that end CyberQuest intends to leverage its position as an Internet e tailer of brand name merchandise and to build upon its strategic relationships with vendors, which will encouraging use of the bid4it Exchange for inter vendor purchases.

Target Market: The target seller base is equipment manufacturers, major distributors, and resellers of hard goods, and in some instances, services. Each segment requires specific custom features, but generally each requires bid4it to provide efficiency over the current methods employed to buy or sell similar products.

Market Size: The current market for CyberQuest's services is the approximately 50 million businesses, industries, small office and consumer components of Internet users. Further, the growth of Web based Internet users is expected to more than double in 1998 to 71.3 million. Estimates for the year 2000 put the growing mass at over 120 million Web users. The business to business component holds the greatest potential for CyberQuest as businesses transition manufacturing and corporate purchasing to the Web. The experience of direct competitors has proven the viability of the market and the willingness of consumers to adopt the Internet as an effective, viable and alternative distribution channel.

Competition: Direct competition for CyberQuest's bid4it Exchange is expected to come from several segments. The Internet auction sites, most notably e bay
(EBAY), Onsale (ONSL) and FirstAuction, represent CyberQuest's most formidable opponents. FirstAuction is owned and operated by The Internet Shopping Network
(ISN), a large, mall type Web site which was launched in late 1994. ISN is owned by Home Shopping Network, the multi billion dollar TV broadcast retailer. FirstAuction debuted in the summer of 1997, following a format very similar to Onsale.

CyberQuest's challenge is be to differentiate its bid4it Exchange as superior to the auction format. CyberQuest must also successfully build a brand identity which positions bid4it as the preferred site for buyers of new and unique products; the type of products typically not found at auction sites. As CyberQuest's business to business activity grows, management believes that the market will support the bid4it Exchange, which may co exist with the auction type sites; each with its own market identity and niche. Because the desired keywords or categories may be pre sold, CyberQuest must identify new strategic partnership opportunities which are synergistic to the bid4it Exchange, but not likely targets for an auction site partnership. The identified partnerships would function similarly to a sub license arrangement. The difference in the two is that instead of building a customized site for the sub licensor where their buyers would, upon selecting (clicking on) a specified product or other predetermined icon bid, the partner's bidders would come to bid4it from the partner's Web site to place their bids. This arrangement would net the partner a commission, or alternatively, would net bid4it a commission depending upon the agreement of the partners. As business to business sales increase, CyberQuest's challenge is to introduce a continual stream of new trading partners to become users of the bid4it Exchange. This means that CyberQuest's competition for new business users will more likely come from those competitors who are unwilling to change their traditional purchasing methods rather than from any like or similar Internet competitor to bid4it.

The field of direct competitors is expected to continue to grow and CyberQuest intends to maximize its marketing, advertising and public relations efforts while few market leaders are clearly established. Further, management will emphasize efforts to establish relationships with leading on line content providers, commerce companies and leading manufacturers in key product categories to secure merchandise supply and build competitive barriers to entry.

CyberQuest's indirect competition comes from any Internet E Commerce site which sell similar products and from traditional channels of supply.

Business Strategy: CyberQuest's objective is to become the dominant business to business Exchange on the Internet. CyberQuest intends to leverage its position, if and when obtained, as a leading Internet e tailer of brand name merchandise to build strategic relationships with vendors who will use the Exchange ultimately to purchase from each other. The following are CyberQuest's key strategies:

Create Market Awareness and Brand Recognition: CyberQuest operates in a market in which brand franchise is critical to attracting high quality vendors and high level customer traffic. Accordingly, CyberQuest's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques, including forming strategic relationships with major Internet Service Providers (ISPs), search engines and directories by advertising on leading Web sites and in targeted trade publications and by conducting an ongoing public relations campaign. In particular, CyberQuest will seek to establish relationships with leading on line content providers and commerce companies to attract traffic to its sites, secure merchandise supply and build competitive barriers to entry.

Strategic   Relationships:   CyberQuest  has  formed  the  following   strategic
relationships in order to set the foundation in the pursuit of its business strategy:

EDS. As the licensor of the core technology, EDS has a vested interest in CyberQuest's success. In addition, EDS is potentially a large customer as the original code was developed for internal EDS use.

Search Engines. CyberQuest has conducted short term tests of banner advertising on both Yahoo! and Infoseek. In 1999 CyberQuest anticipates that it will focus on increased use of banner ads on all major search engines. Additionally, where available, CyberQuest will contract for applicable key words.

Content Providers. CyberQuest anticipates that it will initiate discussions with major content providers, such as America Online (AOL), Netscape, Ziff Davis and ESPN with the intent of building site traffic levels utilizing the pattern established by other high traffic commerce sites such as Amazon.com, Onsale.com and FirstAuction.com, among others.

Vendors. All sellers on bid4it are actively encouraged to promote the site where possible, as it is in the best interest of all parties. This can take the form of links or banner ads on seller Web sites, press releases, or direct promotion in alternative advertising.

Vendors: CyberQuest's ability to attract, secure and obtain branded merchandise for its bid4it Exchange is the key to its success. CyberQuest plans to build its merchandising staff to facilitate and secure long term relationships with a variety of merchandise vendors. CyberQuest seeks to be its vendors' preferred choice for liquidating excess merchandise or selling unique and rare items. CyberQuest intends to strengthen its vendor relationships by offering more convenient service through its automated order processing and superior logistical arrangements. In addition, the Company believes its continuous Exchange process makes it a convenient sales channel for vendors to liquidate large volumes of merchandise; selling to resellers, corporations and consumers simultaneously. CyberQuest believes a broad array of merchandise can be sold effectively through its bid4it Exchange format.

CyberQuest recently expanded its lines of merchandise to include rare wines, Program Cars, and high end computer servers. Management believes the types of products which could be sold over the bid4it Exchange is limitless and the sale of services may eventually be included.

CyberQuest believes vendors are attracted by the number of buyers who are searching for perceived bargain prices and the inherent advantage of setting the price and controlling the process. Accordingly, CyberQuest intends to continue offering vendors the opportunity to sell excess, new/current or one of a kind merchandise at the best prices available in the market and to assist them in the selection of merchandise, to monitor pricing and to automate the process as fully as possible.

CyberQuest believes buyers are attracted by the wide array of opportunities to buy desired merchandise at perceived bargain prices and the excitement of competitively winning desired merchandise. Accordingly, CyberQuest intends to continue offering customers desired merchandise and to routinely rotate the selection of merchandise. CyberQuest believes that a significant opportunity exists to develop incremental revenue, including expanding its product mix with other products that are well suited for the Internet's electronic format.

Product Distribution: CyberQuest's primary responsibility through bid4it is to manage the bid and ask match transaction set. Sellers are responsible for inventory, shipment, and management of their portion of bid4it site operation. In those cases where sellers desire to relinquish bid4it operation to CyberQuest, CyberQuest will itself become a bid4it seller through strategic relationships with key manufacturers and distributors who will drop ship to customers or consign to bid4it's contracted, fulfillment warehouse. This inventory less distribution is expected to produce potentially higher margins and will serve to increase the product mix and the number of items offered for sale.

Sub Licensing Core Technology: CyberQuest will sub license its proprietary software to third parties and will operate and maintain the derivative versions for the sub licensors on a fee and royalty basis. Sub licensing will be to selected markets that complement and add to bid4it, but do not impede its intended growth or operations. CyberQuest has completed a sub license royalty agreement with a corporation known as bid4ic's, Inc. This company intends to pursue the brokered integrated circuit and component marketplace. CyberQuest may begin to receive significant royalties in 1999 and beyond as bid4ic ramps up and begins to attain market share.

Web Site Advertising: Cyberquest intends to leverage the high level of traffic on its Web site to provide an attractive reason for third party advertising on its Web site. Web Site Development: Early Internet commerce adopters have discovered that integrating front end customer service systems with back end order entry systems requires a major investment. In addition to allocating or purchasing a host computer, businesses must hire or contract programmers to design and develop the systems, link them to legacy systems, and coordinate and maintain the end to end solution. In addition, they must pay the telephone company, service provider fees, and licensing fees for server, client and database software. Knowing that many businesses do not wish to develop, host or maintain their own Internet E Commerce sites, CyberQuest believes a substantial opportunity exists for its Web site development and management services. For example, bid4it Sellers will be charged for design and graphics on a contract or time and materials basis when they wish to outsource the work due to overloaded or in some cases non existent art and graphics staffs. Other incremental revenue opportunities are expected to develop as the Internet continues to evolve.

bid4it Core Technology:

Patent Pending Proprietary Software: CyberQuest believes that one of its competitive advantages is its internally developed patent pending proprietary software that is specifically designed for its Internet Exchange. The original software, acquired from EDS under license, has been significantly enhanced by CyberQuest. EDS expended in excess of thirty man months in the development of the code and database infrastructure. CyberQuest has agreed to pay EDS a royalty on net revenues beginning at 8% and declining to 5% over a maximum period of nine years. Although ownership of the original code remains with EDS, all derivatives are the exclusive property of CyberQuest. At the present time, major segments of the code are derivative, and in time most if not all of the code will be derivative in nature.

Bid Placement: Bid4it provides a graphical user interface (GUI) for buyers to enter bid requests. The buyer enters a bid either by accepting the lowest asking price for a particular product or by specifically setting a price at which he wishes to purchase the product. The bid may be updated at any time by the person placing the bid. Except for shipping information, the buyer's identity remains confidential. The bid includes an effective and expiration date, a minimum and maximum order quantity and the unit price. All bids and orders are managed by the buyer on private, password protected home pages.

Ask Placement: Bid4it provides both an EDI (Electronic Data Interchange) for batch transactions and a GUI interface which sellers may use to enter asking prices and floor prices. The seller is responsible for maintaining the inventory levels to supports its quotations on the Exchange. An asking price includes an effective and expiration date, minimum and maximum order quantity, and the floor price. The seller may also specify lot sizes. Sellers manage the process through unique, password protected seller home pages. In addition, sellers may specify an unlimited number of sub sellers or agents, each with their own home pages.

CyberMarketMaker: Bid4it is an automated quotation system, i.e., Exchange, for products and services modeled after NASDAQ. Bid4it is the market maker for the products listed on the site. The bid4it "CyberMarketMaker" buys and sells, but to two distinct groups. Sellers never buy and buyers never sell; therefore, there is no bid4it spread between asked and bid prices. CyberQuest makes its money based on the terms negotiated between the seller and buyer.

Notification: Bid4it's default communication with bidders and sellers is by E mail and hypertext markup language (HTML) forms.

In the case of sellers, an EDI capability is offered to facilitate efficiency. When a bid and ask are matched, a message is sent to the successful bidder and a purchaser order is placed with the seller. On shipment, the bidder receives e mail notification and a copy of the receivables (credit card) invoice. Special notification options are offered to sellers for exception case processing. For example, when a bid quantity exceeds a pre defined amount and the bid price does not match the seller's asking price, the seller may receive notification, in addition to e mail, by fax, page or telephone call.

Core Competency: CyberQuest believes that its internal marketing, advertising and public relations expertise is a core competence due to the nature of the Internet and its inherent application as an advertising medium. CyberQuest has developed Web site creation methodologies which have been productized for sale to client companies on a contract or time and materials basis. This expertise has been employed in the development of Web sites for clients, including multination companies such as NEC. CyberQuest has honed its Internet e commerce abilities through the creation and management of Web sites such as Carrington Labs' (www.carringtonlabs.com) and Secure Safes (www.securesafes.com). These methodologies were applied to bid4it. In addition, management's experience with Good Stuff Cheap has provided additional real time experience in this industry.

Patent and Trademark: CyberQuest has applied for a US patent on the design, methodology and operation of bid4it, the underlying software and CyberMarketMaker, and has trademarked bid4it and CyberMarket Maker. Further CyberQuest owns the domain names:
bid4it, goodstuffcheap.com and cbq.com.

Systems and Hardware Infrastructure: bid4it operates on an Axil Ultima Model 2300 (Sun Microsystems clone), with two 300 MHz UltraSPARC 512 MB RAM, two 4 BG hard drives, a 4 GB DAT tape backup drive and CD ROM drive, running a Sun Solaris 2.5.1 UNIX operating system, Sybase SQL Server 11.0.1 for database applications, Netscape Enterprise Server 3.0 for standard and secure Web site service and site search engine, Netscape Messaging Server 3.0.1 for standard and secure e mail service, and WUsage 5 for Web site access statistics. For secure transactions using the de facto standard Secure Sockets Layer (SSL) technology, a VeriSign Global Digital Certificate allows 128 bid encryption of Web based files to be transferred to sites all over the world.

Management Team:

Michael L. Sheriff (Chairman and CEO): Mr. Sheriff has over 25 years experience in the computer and telecommunications industry. He founded and developed Good Stuff Cheap, a pioneer in Internet based retail sites. Good Stuff Cheap, according to Point Communications, an Internet survey group, was one of the top five retail sites on the Internet in 1994. Mr. Sheriff also was the former Chairman, President and CEO of Action Fax International, Inc., which operates one of the largest public fax networks in the world and was an innovator in the fax services industry. Prior to Action Fax, Mr. Sheriff was the founder and President of First National Computer Corporation, which pioneered the rental of personal computers. Under his direction, First National Computer became one of the largest PC rental firms in the US. In 1983, Mr. Sheriff co founded and was Vice President of Five Dimensions Software, Inc., which designed software systems for the rent to own television and appliance industry, installing over 900 systems. Mr. Sheriff has held senior sales, marketing and management positions with Data Design & Development, Inc., National Semiconductor, Northern Telecom, SYCOR, Inc., and SINGER.

James Malone (President): The biographical information for Mr. Malone will be provided on the next Form 10 KSB.

Tommie P. Farris (Commerce Business Manager): Ms. Farris has over 20 years experience in the computer industry. She brings to CyberQuest her knowledge of product marketing, catalog production and merchandising and business research and analysis. Her responsibilities include bid4it brand recognition, business and legal management, product merchandising management and seller/client satisfaction. Prior to CyberQuest, Ms. Farris held the position of senior marketing research analyst at EDS. Previous areas of responsibility at EDS have included Internet project management, supplier contract negotiation, management at the division level, product manager, department supervisor, product marketing and production management for the EDS/GM microcomputer catalog. Ms. Farris has experience in start up and development phase businesses, having owned a computer mail order company in the mid 1980's and having been a member of the original management team of the predecessor to Dell Computer. Ms. Farris holds a BS in Education with an emphasis in English.

Item 2. Acquisition or Disposition of Assets: See Item 1, above.

Item 3. Bankruptcy or Receivership: Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5. Other Events: None.

Item 6.  Resignation of Registrant's Directors:  Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits: The required financial statements of CyberQuest will be delivered in accordance with the requirements of this form.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CBQ, Inc.
(Registrant)

By: /s/ Michael Sheriff
   Michael Sheriff, Chief Executive Officer

Date: November 19, 1998

                                    EXHIBITS

Exhibit 1.  Agreement of Purchase (See Exhibit 10.1)

Exhibit 2.  Series A Preferred Stock Resolutions and Provisions
(See Exhibit 3.1)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

                                FEBRUARY 2, 1999
                              (NOVEMBER 19, 1998)

                                    CBQ, INC.
             (Exact name of registrant as specified in its charter)


           COLORADO                 33 14707                     84 1047159
(State or other jurisdiction      (Commission                  (IRS Employer
    of incorporation)             File Number)               Identification No.)


            4851 KELLER SPRINGS RD., SUITE 213, DALLAS, TEXAS 75246
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (972) 732 1100

    FREEDOM FUNDING, INC., 1999 BROADWAY, STE. 3235, DENVER, COLORADO 80202
         (Former name or former address, if changed since last report.)

ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

On November 19, 1998 (the Closing Date), CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc. (the Company), consummated an Agreement of Purchase (the Reorganization Agreement) dated as of the Closing Date among the Company, CyberQuest, Inc., a Colorado corporation (CyberQuest), and the individual stockholders of CyberQuest. The Reorganization Agreement provided for the acquisition of all the outstanding capital stock of CyberQuest by the Company for consideration of all the outstanding capital stock of the Company, resulting in the complete control of the Company by the previous stockholders of CyberQuest. On October 23, 1998, CyberQuest was formed as a result of a
Reorganization Agreement dated October 23, 1998 between CyberQuest and CyberQuest, Ltd., a Texas limited partnership.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

See Item 1, above.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired

(1) Audited consolidated financial statements of CyberQuest, Ltd.

(b) Pro Forma Financial Information.

(1) Pro Forma Consolidated Financial Statements of CBQ, Inc. at and for the twenty-one month period ending December 31, 1996.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBQ, Inc.


By:  /s/ MICHAEL SHERIFF
--------------------------------------
Michael Sheriff
Chief Executive Officer

Date:  February 2, 1999

                                  EXHIBIT INDEX

Exhibit             Description
-------             -----------

1 Agreement of Purchase dated as of November 19, 1998 among CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc., CyberQuest, Inc., a Colorado corporation, and the individual stockholders of CyberQuest, Inc.*

2         Series A Preferred Stock Resolutions and Provisions.*

3 Consolidated financial statements of CyberQuest, Ltd. for the eleven month period ended December 31, 1997.

4 Consolidated financial statements of CBQ, Inc., a Texas corporation and predecessor of CyberQuest, Ltd. for the period from inception (April 6, 1995) to December 31, 1996.

* - previously filed.

                                    EXHIBIT 3



                                CYBERQUEST, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                       Consolidated Financial Statements

                                December 31, 1997

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                               Table of Contents


Independent Auditors' Report

Consolidated Financial Statements:

Consolidated Balance Sheets

Consolidated Statements of Loss

Consolidated Statements of Changes in Partners' Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

CyberQuest, Ltd.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of CyberQuest, Ltd. (a development stage enterprise) as of December 31, 1997, and the related consolidated statements of loss and partners' capital, changes in partners' capital, and cash flows for the period from inception (February 10, 1997) to December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CyberQuest, Ltd. as of December 31, 1997, and the results of its operations and cash flows for the period from inception (February 10, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Travis, Wolff & Company, L.L.P.

Dallas, Texas
January 8, 1999

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                           Consolidated Balance Sheets


                                                      September 30,  December 31
                                                           1998         1997
                                                       (Unaudited)
Assets

Current assets:

    Cash                                                 $    --      $    --
    Accounts receivable                                     10,197       36,246
                                                         ---------    ---------
        Total current assets                                10,197       36,246
                                                         ---------    ---------

Property and equipment (Note 2):

   Equipment                                                68,676       68,676
   Capitalized license fees                                112,500      112,500
                                                         ---------    ---------

                                                           181,176      181,176

Less accumulated depreciation and amortization             111,535       63,735
                                                         ---------    ---------
        Net property and equipment                          69,641      117,441
Deposits and other assets                                   10,885       11,983
                                                         ---------    ---------
Total assets                                             $  90,723    $ 165,670
                                                         =========    =========

Liabilities and Partners' Deficit



Current liabilities:

    Accounts payable                                     $  87,676    $  66,514
    Accrued liabilities                                     28,642       24,619
                                                         ---------    ---------
Total current liabilities                                  116,318       91,133
                                                         ---------    ---------

Other liabilities (Note 4)                                 125,572      125,572
                                                         ---------    ---------

Commitments and contingencies (Notes 1, 2, 3, 4 and 5)


Partners' deficit (Note 1):
    General partner                                       (160,826)     (37,810)
    Limited partners                                        (9,659)     (13,225)
                                                         ---------    ---------
                                                          (151,167)     (51,035)
                                                         ---------    ---------

Total liabilities and partners' equity                   $  90,723    $ 165,670
                                                         =========    =========


                   The accompanying notes are an integral part of the consolidated financial statements.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                        Consolidated Statements of Loss


                                                                   Period from
                                                                     Inception
                                                                   (February 10,
                                                  Nine Months         1997) to
                                              Ended September 30,   December 31,
                                               1998        1997         1997
                                                  (Unaudited)

Revenues                                    $ 139,010    $ 100,681    $ 136,122
                                            ---------    ---------    ---------

Costs and Expenses:

   General and administrative expense         191,342      543,511      664,099
   Depreciation and amortization (Note 2)      47,800       48,500       63,735
                                            ---------    ---------    ---------

                                              239,142      592,011      727,834

                                            ---------    ---------    ---------


Net loss                                    $(100,132)   $(491,330)   $(591,712)
                                            =========    =========    =========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.




                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

             Consolidated Statement of Changes in Partners' Deficit


                                                          General        Limited     Partners'
                                                          Partner       Partners      Deficit
                                                          --------      --------     ---------

Balance at inception, February 10, 1997                   $    --      $    --      $    --

Reorganization (Note 1)                                        --        (59,323)     (59,323)

Contribution of capital by new limited partner (Note 1)        --        600,000      600,000

Net Loss                                                    (37,810)    (553,902)    (591,712)
                                                          ---------    ---------    ---------

Balance at December 31, 1997                                (37,810)     (13,225)     (51,035)

Net Loss (unaudited)                                         (8,315)    (121,817)    (100,132)
                                                          ---------    ---------    ---------

Balance, September 30, 1998 (unaudited)                   $ (46,125)   $(135,042)   $(151,167)
                                                          =========    =========    =========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.



                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                     Consolidated Statements of Cash Flows



                                                                                             Period from
                                                                        Nine Months           Inception
                                                                     Ended September 30, February 10, 1997) to
                                                                     1998          1997    December 31, 1997
                                                                     ----          ----    -----------------
                                                                       (Unaudited)

Cash flows provided by operating activities:
    Net loss                                                       $(100,132)   $(491,330)   $  59,712
    Adjustments to reconcile net loss
        to net cash used in operating activities:
            Depreciation and amortization                             47,800       48,500       63,735
            Changes in operating assets and liabilities:
                Decrease (Increase) in accounts receivable            26,049      (26,296)
                Decrease (Increase) in deposits and other assets       1,098      (18,135)     (13,746)
                (Decrease) Increase in accounts payable               21,162       22,598      (11,983)
                (Decrease) Increase in other liabilities                --        (17,500)      44,691
                (Decrease) Increase in accrued liabilities             4,023       10,297      (24,428)

Net cash used in operating activities                                   --       (471,866)    (508,824)
Cash flows used in investing activities:
   Purchase of property and equipment                                   --        (45,634)     (68,676)
Cash flows provided by financing activities:
   Proceeds from capital contribution                                   --        517,500      577,500

Net increase in cash                                                    --           --           --
Cash, beginning of period                                               --           --           --
Cash, end of period                                                $    --      $    --      $    --

Supplemental disclosure of non-cash financing activities:

   Limited Partner contribution receivable                         $    --      $    --         22,500
                                                                   =========    =========    =========


    The accompanying notes are an integral part of the financial statements.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                         Notes to Financial Statements

(Information as of interim periods ended September 30, 1998 and 1997 is unaudited)

Note 1 - The Partnership and Going Concern Considerations

CyberQuest, Ltd., a development stage enterprise (the "Partnership"), is a Texas limited partnership and began operation on February 10, 1997. The general partner is CyberQuest Management Group, L.L.C. The Partnership assumed the assets and liabilities of CBQ, Inc., (formerly CyberQuest Inc.), on February 10, 1997 in exchange for granting a 22.11 percent limited partner interest to the CyberQuest, Inc.'s shareholders. CBQ, Inc. is now wholly-owned by the Partnership. The transaction was recorded as reorganization accounted for in a manner similar to a pooling of interests. During 1997, new investors contributed a total of $600,000 cash in exchange for limited partner interests totaling 71.5 percent. The assets, liabilities and operations of CBQ, Inc. through February 10, 1997, were not significant. The net deficit of CBQ, Inc. at the date of the reorganization is included in the Statement of Partner' Deficit as a reorganization adjustment. The Partnership has developed an internet-based site, Bid4it, through which buyers and sellers can trade products in an auction format. The Bid4it site was launched in October 1997. The Partnership has no significant revenue or operations through December 31, 1997.

The general partner owns 6.39 percent and the limited partners own 93.61 percent. The financial statements do not reflect assets the partners may have outside their interests in the partnership, nor any personal obligations, including income taxes, of the individual partners.

The   Partnership  is  currently   engaged  in  raising  capital  and  continued
development of Bid4it. Funding of the day to day operations has been achieved through contributions of capital from limited partner.

The Partnership's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Partnership is seeking additional working capital and equity capital to adequately fund operating losses and strategic growth.

The Partnership's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining debt financing and/or equity capital. While pursuing additional debt and equity funding, the Partnership must continue to operate on limited cashflow generated internally.

Working capital limitations continue to impinge on day-to-day operations, thus contributing to operating losses. The continued support and forbearance of its vendors and will be required, although this is not assured.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                         Notes to Financial Statements

(Information as of interim periods ended September 30, 1998 and 1997 is unaudited)

Note 2 -Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of the Partnership and CBQ, Inc. All significant inter-company balances and transactions have been eliminated.

The Partnership's balance sheet as of September 30, 1998 and the related statements of loss, cash flow and deficit for the nine-month periods ended September 30, 1998 and 1997 are unaudited. These unaudited financial statements have been prepared from the books and records of the Partnership and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the periods. All such adjustments are, in the opinion of management, of a normal recurring nature. Operations results for the nine-month period ended September 30, 1998 is not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

Property, equipment and depreciation

Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of three to five years. The carrying value of property and equipment is evaluated periodically in relation to operating performance of the related business.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the financial statements at, and during the reporting periods. Actual results could differ from these estimates.

Income taxes

The Partnership does not incur income taxes for federal income tax purposes. Instead, its earnings and losses are included in the personal returns of the partners and taxed accordingly.

Capitalized software

Capitalized software consists of minimum amounts owed under a license agreement. The amounts are being amortized on a straight-line basis over a period of three years.

Note 3 - Risks and Uncertainties

The Partnership's results in the development, operations and servicing of the Bid4It operations may vary significantly given the nature of the emerging but competitive Internet market. The success of the Partnership will depend upon a variety of factors not within the Partnership's control, such as: Internet growth, risk of Internet failures, competition, changes in technology, fraud, and government regulations.

Note 4 - Commitments

CBQ, Inc. has a license agreement with Electronic Data Systems Corporation (EDS) relating to certain proprietary software. The license agreement terminates at the earlier of April 19, 2004 or upon the Partnership's payment to EDS of $350,000, including amounts related to the license of certain technology discussed below. No royalties were owed at December 31, 1997 or 1996.

Other liabilities include minimum royalties due EDS related to the license discussed above in the development of the Bid4it web site. The amount is due in annual installments of $50,000 in 1997 and $75,000 in 1998. The agreement was subsequently amended to extend the payments dates to 1999 and 2000, respectively, and extend the license agreement above to April 19, 2006.

The Partnership has an office lease commitment that requires payments of $1,792 per month through March 31, 1999.

Note 5 - Subsequent Events (unaudited)

On October 23, 1998, the Partnership entered into an to form new a corporation, Cyberquest Inc. ("CI"). CI is a Colorado Corporation chartered on October 19, 1998. The agreement provided for the contribution of certain software technology and $180,000 cash in exchange for 90,000 shares of common stock in CI and a warrant for the purchase of 80,000 shares at $2.50 per share. The Partnership agreed to contribute assets and liabilities in exchange for 10,000 shares of common stock, 70,000 shares of preferred stock and warrants for the purchase of 40,000 shares of common stock at $2.50 per share. The warrants expire on October 23, 2003.

The preferred stock issued is redeemable at the option of CI as follows:

* 7000 shares at the greater of $10.00 per share or the traded market value of the preferred stock on or before October 23,1999

* 14,000 shares at the greater of $10.715 per share or the traded market value of the preferred stock on or before October 23,2000

* 21,000 shares at the greater of $11.905 per share or the traded market value of the preferred stock on or before October 23,2001

* 28,000 shares at the greater of $12.50 per share or the traded market value of the preferred stock on or before October 23, 2002 Any preferred stock not redeemed by the CI may at the Company's option be converted to common stock of CI on the basis of four shares of common stock for one share of preferred stock converted. CI also granted an incentive option to acquire 25,000 shares of common stock at $.10 per share if a merger with a publicly traded entity on a national stock exchange is completed with ninety days of the CI/Company merger.

On November 19, 1998, CI was acquired by Freedom Funding, Inc. (Freedom), a public shell listed on the Over-the-Counter bulletin board, in a reverse acquisition accounted for as a recapitalization. CI is the accounting acquirer. Freedom had no assets as of September 30, 1998 or operations for the nine-month period ended September 30, 1998. Subsequently, Freedom changed its name to CBQ, Inc. The CI stockholders received 18,000,000 shares of common stock (par value $.0001 per share) and 70, 000 shares of Series A preferred stock (par value $10.00 per share). The call provisions of the Series A preferred stock are the same as the CI preferred stock except the call prices range from $10.00 to $13.00 and there is no conversion feature.

The following is the unaudited pro forma Stockholders' equity as if the reorganization of CI and the merger with Freedom Funding, Inc. had occurred on September 30, 1998:



                                      Common Stock                Preferred Stock         Accumulated      Partners'
                                    Shares       Values         Shares       Values         Deficit        Deficit        Total
                                    ------       ------         ------       ------         -------        -------        -----
CyberQuest, Ltd. at
September 30, 1998                      --     $      --            --      $     --       $     --      $  (151,167)   $  (151,167)

Reorganization into CI                70,000       700,000       100,000       180,000       (851,167)       151,167        180,000

                                      70,000       700,000       100,000       180,000       (851,167)          --           28,833

Merger with Freedom
   Funding Inc on
   November 19, 1998                    --            --      19,975,325      (177,992)       177,992           --             --

                                      70,000   $   700,000    20,075,325        $ 2008    $  (673,175)   $      --      $    28,833
                                 ===========   ===========   ===========   ===========    ===========    ===========    ===========

                                    EXHIBIT 4


                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)

                        (A DEVELOPMENT STAGE ENTERPRISE)


                              Financial Statements

                                December 31, 1996

                               Table of Contents



Independent Auditors' Report

Financial Statements:

     Balance Sheet

     Statement of Loss

     Statement of Stockholders' Deficit

     Statement of Cash Flows

     Notes to Financial Statements

INDEPENDENT AUDITORS' REPORT

CBQ, Inc.
Dallas, Texas

We have audited the accompanying balance sheet of CBQ, Inc. (formerly CyberQuest, Inc.) (a development stage enterprise) as of December 31, 1996, and the related statement of loss, stockholders' deficit, and cash flows for the period from inception (April 6, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBQ, Inc. as of December 31, 1996, and the results of its operations and cash flows for the period from inception (April 6, 1995) to December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Travis Wolff & Company, L.L.P.

Dallas, Texas
January 8, 1999

                                    CBQ, INC.

                          (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                  Balance Sheet

                                                              December 31, 1996
Assets

Current assets:
    Cash                                                          $   3,208
    Accounts receivable                                               3,270

                                                                      6,478
Capitalized license fees, net of $37,500
  accumulated depreciation (Note 1 and 3)                           112,500

Deposits and other assets                                            16,953

Total assets                                                      $ 135,931

Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable ($18,282  to affiliate)                      $  19,479
    Accrued liabilities                                               6,000


Other liabilities (Note 3)                                          153,481

Total liabilities                                                   178,960

Commitments and contingencies (Notes 1 and 3)

Stockholders' Deficit:
    Common stock; 10,000,000 shares authorized;
       3,076,333 issued and outstanding;
        par value of $.01 per share                                  30,763
    Accumulated Deficit                                             (73,792)


Total liabilities and stockholders' deficit                       $ 135,931


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)

                        (A DEVELOPMENT STAGE ENTERPRISE)


                            Statement of Loss For the
           Period From Inception (April 6, 1995) to December 31, 1996

Revenues                                                              $  53,344
                                                                      ---------

Costs and Expenses:
    General and administrative (Note 2)                                  89,636
     Amortization expenses                                               37,500
                                                                      ---------
                                                                        127,136
                                                                      ---------

Net loss                                                              $ (73,792)
                                                                      =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       Statement of Stockholders' Deficit
                 For the Period from Inception (April 6, 1995)
                              to December 31, 1996


                                                  Common Stock       Accumulated
                                               Shares       Amount     deficit
                                               ------       ------     -------


Balance, at inception (April 6, 1995)              --     $    --     $    --

Issuance of common stock to founders
 for organization costs and acquisition of
 certain technology (Note 2)                  3,076,333      30,763        --
Net loss                                           --          --       (73,792)
                                              ---------   ---------   ---------
Balance, December 31, 1996                    3,076,333   $  30,763   $ (73,792)
                                              =========   =========   =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            Statement of Cash Flows
                          For the Period From Inception
                      (April 6, 1995) to December 31, 1996

Cash flows provided by operating activities:
    Net loss                                                          $ (73,792)
    Adjustments to reconcile net loss
        to net cash provided by (used in) operating activities:
            Depreciation and amortization                                37,500
            Changes in operating assets and liabilities:
                Increase in accounts receivable                          (3,270)
                Decrease in deposits and other assets                    13,810
                Increase in accounts payable                             19,479
                Increase in accrued liabilities                           6,000
                Increase in other liabilities                             3,481
                                                                      ---------
        Net cash provided by operating activities                         3,208
                                                                      ---------

Net change in cash                                                        3,208

Cash, beginning of period                                                  --
                                                                      ---------

Cash, end of period                                                   $   3,208
                                                                      =========

Supplemental disclosure of non-cash
 investing/financing activities:
   Capitalized license fees payable                                   $ 150,000
                                                                      =========
   Issuance of 3,076,333 shares of common stock for
      services rendered and technology                                $  30,763
                                                                      =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                          (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                          Notes to Financial Statements

                                December 31, 1996

Note 1 - The Company and Summary of Significant Accounting Policies

The Company

CBQ, Inc., a development stage enterprise (the Company), was incorporated under the laws of the State of Texas on April 6, 1995, and began operation in January 1996. The Company has no significant revenue or operations through December 31, 1996. The Company is developing an internet-based site, Bid4it. Through this site, buyers and sellers can trade products in an auction format.

Cash and cash equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months.

Property, equipment and depreciation

Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the estimated useful life of three years. The carrying value of property and equipment is evaluated periodically in relation to operating performance of the related business.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the financial statements at, and during the reporting periods. Actual results could differ from these estimates.

Income taxes

The Company has a net operating loss for income taxes. Due to the regulatory limitations in utilizing the loss, it is uncertain whether the Company will be able to realize a benefit from these losses. Therefore, a deferred tax asset has not been recorded. There are no significant tax differences requiring deferral.

Capitalized software

Capitalized software consists of minimum amounts owed under a license agreement. The amounts are being amortized on a straight-line basis over a period of three years.

Note 2 - Common Stock and Related Party Transactions

The Company acquired an Internet site, GoodStuffCheap from an entity - Commonwealth Trading Company, wholly owned by a Company's shareholder in exchange for 214,667 shares of common stock. The Company also issued 150,000 shares for certain services and expenses incurred. The shares were recorded at par value with a charge to general and administrative expense. The site is designed to and has operated as an e-commerce site for buyers and sellers of less-costly items. The site is functional but not currently operating due to management's focus on developing Bid4it. Management intends to utilize this site as a secondary trade site relative to Bid4it.

The Company's shareholders completed activities necessary to form the entity and operations. In lieu of wages, the shareholders received 2,500,000 shares of common stock. The shares were recorded at par value with a charge to general and administrative expense.

Note 3 - Commitments

On April 19, 1996, the Company entered into an agreement with Electronic Data System Corporation (EDS) to license certain proprietary software. The license agreement terminates at the earlier of April 19, 2004 or upon the Company's payment to EDS of $350,000, including amounts related to the license of certain technology discussed below. No royalties were owed at December 31, 1996.

Other liabilities include an amount due Electronic Data System Corporation related to the license of certain technology used in the development of the Bid4it web site. The amount is due in annual installments of $50,000 in 1997 and $75,000 in 1998. The agreement was subsequently amended to extend the payments dates to 1999 and 2000, respectively and to extend the termination date of the license agreement to April 2006.

Note 4 - Risks and Uncertainties

The Company's results in the development, operations and servicing of the Bid4it operations may vary significantly given the nature of the emerging but competitive Internet market. The success of the Company will depend upon a variety of factors not within the Company's control, such as: internet growth, risk of internet failures, competition, changes in technology, fraud, and government regulations.

In February 1997, the shareholders of the Company exchanged their investment in common stock of the Company for limited partnership interests in CyberQuest, Ltd. CyberQuest, Ltd. assumed the assets and liabilities of the Company.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A-2
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) FEBRUARY 2, 1999
                               (NOVEMBER 19, 1998)

                                    CBQ, INC.
             (Exact name of registrant as specified in its charter)

           COLORADO                33 14707 NY                  84 1047159
(State or other jurisdiction       (Commission                (IRS Employer
       of incorporation)            File Number)            Identification No.)


            4851 KELLER SPRINGS RD., SUITE 213, DALLAS, TEXAS 75246
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (972) 732 1100

    FREEDOM FUNDING, INC., 1999 BROADWAY, STE. 3235, DENVER, COLORADO 80202
          (Former name or formeraddress, if changed since last report.)


ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

On November 19, 1998 (the Closing Date), CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc. (the Company), consummated an Agreement of Purchase (the Reorganization Agreement) dated as of the Closing Date among the Company, CyberQuest, Inc., a Colorado corporation (CyberQuest), and the individual stockholders of CyberQuest. The Reorganization Agreement provided for the acquisition of all the outstanding capital stock of CyberQuest by the Company for consideration of all the outstanding capital stock of the Company, resulting in the complete control of the Company by the previous stockholders of CyberQuest. On October 23, 1998, CyberQuest was formed as a result of a
Reorganization Agreement dated October 23, 1998 between CyberQuest and CyberQuest, Ltd., a Texas limited partnership.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

See Item 1, above.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired

(1) Consolidated financial statements of CyberQuest, Ltd. for the period from inception (February 10, 1997) to December 31, 1997.

(2) Consolidated financial statements of CBQ, Inc., a Texas corporation and the predecessor to CyberQuest, Ltd. for the period from inception (April 6, 1995) to December 31, 1996.

(b) Pro Forma Financial Information

Prior to the consummation of the Reorganization Agreement, the Company had no material operations, assets or liabilities.

Reference is made to the information provided in the consolidated financial statements regarding CyberQuest, Ltd. and CBQ, Inc. filed with this Current Report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBQ, Inc.

By:  /s/ MICHAEL SHERIFF
Michael Sheriff
Chief Executive Officer

Date:  February 5, 1999

                                  EXHIBIT INDEX

Exhibit           Description

1 Agreement of Purchase dated as of November 19, 1998 among CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc., CyberQuest, Inc., a Colorado corporation, and the individual stockholders of CyberQuest, Inc.*

2         Series A Preferred Stock Resolutions and Provisions.*

3 Consolidated financial statements of CyberQuest, Ltd. for the eleven month period ended December 31, 1997.*

4 Consolidated financial statements of CBQ, Inc., a Texas corporation and predecessor of CyberQuest, Ltd. for the period from inception (April 6, 1995) to December 31, 1996.*

* - previously filed.

ARTICLE 5

PERIOD-TYPE                                12-MOS
FISCAL-YEAR-END                          DEC-31-1998
PERIOD-START                             JAN-01-1998
PERIOD-END                               DEC-31-1998
CASH                                          97,907
SECURITIES                                         0
RECEIVABLES                                        0
ALLOWANCES                                         0
INVENTORY                                          0
CURRENT-ASSETS                                97,907
PP&E                                          74,859
DEPRECIATION                                  33,960
TOTAL-ASSETS                                 232,230
CURRENT-LIABILITIES                          221,578
BONDS                                              0
PREFERRED-MANDATORY                                0
PREFERRED                                         70
COMMON                                         2,640
OTHER-SE                                     (7,942)
TOTAL-LIABILITY-AND-EQUITY                   232,230
SALES                                              0
TOTAL-REVENUES                                     0
CGS                                                0
TOTAL-COSTS                                        0
OTHER-EXPENSES                                21,579
LOSS-PROVISION                                     0
INTEREST-EXPENSE                                   0
INCOME-PRETAX                               (21,579)
INCOME-TAX                                  (21,579)
INCOME-CONTINUING                           (21,579)
DISCONTINUED                                       0
EXTRAORDINARY                                      0
CHANGES                                            0
NET-INCOME                                  (21,579)
EPS-PRIMARY                                   (.001)
EPS-DILUTED                                   (.001)